                                                                    EXHIBIT 10.1


================================================================================





                                     FOURTH
                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

                          Dated as of May 16, 1996,



                                     between



                             Ducommun Incorporated,

                             a Delaware corporation,



                                  as Borrower,



                                       and



             Bank of America National Trust And Savings Association,

                                    as Bank.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS.................................  1

         1.1  Defined Terms.................................................  1
         1.2  Use of Defined Terms.......................................... 20
         1.3  Accounting Terms.............................................. 20
         1.4  Exhibits and Schedules........................................ 20
         1.5  References to "Borrower and/or its Subsidiaries............... 20

ARTICLE 2. LOANS AND STANDBY LETTERS OF CREDIT.............................. 21

         2.1  Line A Loans.................................................. 21
         2.2  Line B Loans.................................................. 21
         2.3  Procedure for Borrowing....................................... 21
         2.4  Conversion and Continuation Elections......................... 22
         2.5  Standby Letters of Credit..................................... 24
         2.6  Voluntary Reduction of the Commitments........................ 27
         2.7  Automatic Reduction of the Line A Commitment.................. 27
         2.8  Automatic Increase of the Line A Commitment................... 28
         2.9  Automatic Termination of the Line B Commitment................ 28

ARTICLE 3. PAYMENTS AND FEES................................................ 29

         3.1  Principal and Interest........................................ 29
         3.2  Facility Fee.................................................. 30
         3.3  Commitment Fee and Special Commitment Costs................... 31
         3.4  Standby Letter of Credit Fees and Costs....................... 32
         3.5  IBOR Fees and Costs........................................... 32
         3.6  Default Rate/Late Payments.................................... 35
         3.7  Computation of Interest and Fees.............................. 35
         3.8  Non-Banking Days.............................................. 35
         3.9  Manner and Treatment of Payments.............................. 35
         3.10 Funding Sources............................................... 36
         3.11 Failure to Charge Not Subsequent Waiver....................... 36
         3.12 Survivability................................................. 36
         3.13 Direct Debit (Pre-Billing).................................... 36

ARTICLE 4. REPRESENTATIONS AND WARRANTIES................................... 38

         4.1  Existence and Qualification; Power; Compliance
              With Laws..................................................... 38
         4.2  Authority; Compliance With Other Agreements and
              Instruments and Government Regulations........................ 38
         4.3  No Governmental Approvals Required............................ 39
         4.4  Subsidiaries.................................................. 39
         4.5  Financial Statements.......................................... 40
         4.6  No Other Liabilities; No Material Adverse
              Changes....................................................... 41
         4.7  Title to and Location of Property............................. 41
         4.8  Intangible Assets............................................. 41



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         4.9  Filing of Financing Statements................................. 41
         4.10 Public Utility Holding Company Act............................. 42
         4.11 Litigation..................................................... 42
         4.12 Binding Obligations............................................ 42
         4.13 No Default..................................................... 42
         4.14 ERISA Plans.................................................... 42
         4.15 Regulations G, T, U and X; Investment Company
                Act.......................................................... 43
         4.16 Disclosure..................................................... 43
         4.17 Tax Liability.................................................. 43
         4.18 Fiscal Year.................................................... 44
         4.19 Employee Matters............................................... 44
         4.20 Environmental Matters.......................................... 44
         4.21 Intercompany Indebtedness...................................... 45
         4.22 Promissory Notes............................................... 45
         4.23 Projections.................................................... 45
         4.24 Teledyne Acquisition........................................... 46

ARTICLE 5. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION
AND REPORTING REQUIREMENTS).................................................. 47

         5.1  Payment of Taxes and Other Potential Liens..................... 47
         5.2  Preservation of Existence...................................... 47
         5.3  Maintenance of Properties...................................... 47
         5.4  Maintenance of Insurance....................................... 48
         5.5  Compliance With Laws........................................... 48
         5.6  Inspection Rights.............................................. 48
         5.7  Keeping of Records and Books of Account........................ 48
         5.8  Compliance With Agreements, Duties and
              Obligations.................................................... 49
         5.9  Use of Proceeds................................................ 49
         5.10 Collateral and Collateral Documents............................ 49
         5.11 Subsidiary Guaranty............................................ 50
         5.12 Bank Audit..................................................... 50
         5.13 Notice of Location Change...................................... 50
         5.14 Interest Rate Protection Agreement............................. 50
         5.15 Teledyne Acquisition........................................... 50

ARTICLE 6. NEGATIVE COVENANTS................................................ 52

         6.1  Disposition of Property........................................ 52
         6.2  Mergers ....................................................... 52
         6.3  Redemption, Dividends and Distributions........................ 52
         6.4  ERISA   ....................................................... 52
         6.5  Change in Nature of Business................................... 53
         6.6  Indebtedness, Guaranties and Liens............................. 53
         6.7  Transactions with Affiliates................................... 55
         6.8  Change in Fiscal Year.......................................... 56
         6.9  Payment or Prepayment of Subordinated
              Obligations.................................................... 56
         6.10 Intercompany Indebtedness...................................... 56
         6.11 Leverage Ratio................................................. 56



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
         6.12 Fixed Charge Coverage Ratio................................... 58
         6.13 Losses/Earnings............................................... 58
         6.14 Capital Expenditures.......................................... 58
         6.15 Acquisitions.................................................. 58

ARTICLE 7. INFORMATION AND REPORTING REQUIREMENTS........................... 59

         7.1  Financial and Business Information............................ 59
         7.2  Compliance Certificates....................................... 62
         7.3  Revisions or Updates to Schedules............................. 63

ARTICLE 8. CONDITIONS....................................................... 64

         8.1  Initial Loan, Etc............................................. 64
         8.2  Any Increasing Loan, Etc...................................... 66
         8.3  Any Loan...................................................... 66

ARTICLE 9. EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF
DEFAULT..................................................................... 67

         9.1  Events of Default............................................. 67
         9.2  Remedies Upon Event of Default................................ 70

ARTICLE 10. MISCELLANEOUS................................................... 72

         10.1  Cumulative Remedies; No Waiver............................... 72
         10.2  Amendments; Consents......................................... 72
         10.3  Costs, Expenses and Taxes.................................... 72
         10.4  Survival of Representations and Warranties................... 73
         10.5  Notices...................................................... 73
         10.6  Execution of Loan Documents.................................. 73
         10.7  Binding Effect; Assignment................................... 74
         10.8  Lien on Deposits and Property in Possession of
               any Bank..................................................... 74
         10.9  Indemnity by Borrower........................................ 74
         10.10 Environmental Indemnity And Other Matters.................... 75
         10.11 Nonliability of the Bank..................................... 78
         10.12 No Third Parties Benefited................................... 78
         10.13 Confidentiality.............................................. 79
         10.14 Further Assurances........................................... 79
         10.15 Integration.................................................. 79
         10.16 Governing Law................................................ 79
         10.17 Severability of Provisions................................... 80
         10.18 Headings..................................................... 80
         10.19 Time of the Essence.......................................... 80
         10.20 Arbitration.................................................. 80
         10.21 Personal Liability of Responsible Officials.................. 82
         10.22 Prior Agreement Superseded................................... 82
         10.23 Teledyne Indemnity........................................... 82

                           FOURTH AMENDED AND RESTATED
                                 LOAN AGREEMENT

                            Dated as of May 16, 1996

         This FOURTH AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is entered into by and between Ducommun Incorporated, a Delaware corporation, as Borrower, and Bank of America National Trust and Savings Association, as Bank.

         This Agreement is an amendment and restatement in full of that certain Third Amended and Restated Loan Agreement, dated as of January 20, 1995, by and among Borrower and Bank, (as heretofore amended, the "Original Loan Agreement"). It is the intention of the parties hereto to effect certain amendments to the Original Loan Agreement as of the Restatement Date as expressly reflected herein. The Original Loan Agreement otherwise continues in full force and effect from the date thereof to the Restatement Date and, at all times on and after the Restatement Date, as restated hereby.

         WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

                  "Accrued Amount" shall have the meaning given such term in
         Section 3.13(c).

                  "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership or joint venture.

                  "Accounts" means, as of any date of determination, any right of Borrower or any of its Subsidiaries to payment for goods sold or leased, or to be sold or leased, or for services rendered or to be rendered, or for amounts due from vendors, no matter how evidenced, including accounts receivable, chattel paper, contract rights, purchase orders, notes, instruments, drafts, acceptances and other terms of obligations and receivables.

                  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns, directly or indirectly, 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

                  "Agreement" means this Amended and Restated Loan Agreement, either as originally executed or as it may from time to time be further supplemented, modified, amended, restated or extended.

                  "Bank" means Bank of America National Trust and Savings Association.

                  "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which Bank is open for business at its address for notice designated as provided herein.

                  "Bank's Office" means Bank's address as set forth on the signature pages of this Agreement, or such other address as Bank hereafter may designate by written notice to Borrower.

                  "Billed Amount" shall have the meaning given such term in
         Section 3.13(b).

                  "Borrower" means Ducommun Incorporated, a Delaware corporation.

                  "Borrowing Date" means any date on which a Loan is made under
         Section 2.3.

                  "Brice" means Brice Manufacturing Company, a California corporation, formerly known as J. Nelson Hoffman Manufacturing, Inc.

                  "Brice Agreement" means the Stock Purchase and Sale Agreement dated as of December 6, 1994 by and between Borrower and the shareholders of Brice.

                  "Capital Expenditure" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under generally accepted accounting principles, consistently applied, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to Financial Accounting Standards Board Statement No. 13.

                  "Cash" means, when used in connection with any Person, all monetary and non-monetary items belonging to such Person that are treated as cash in accordance with generally accepted accounting principles, consistently applied.

                  "Cash Collateralize" means to pledge and deposit with or deliver to Bank, for the benefit of Bank, as additional collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Bank. Derivatives of such term shall have corresponding meaning. Borrower hereby grants Bank a security interest in all such cash and deposit account balances. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank.

                  "Cash Equivalents" means, when used in connection with any Person, such Person's Investments in:

                           (a) Government Securities due within one year after
                  the date of the making of the Investment;

                           (b) certificates of deposit issued by, bank deposits
                  in, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any Bank or other bank doing business in and incorporated under the Laws of the United States of America or any state thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the Investment; and/or

                           (c) readily marketable commercial paper of
                  corporations doing business in and incorporated under the Laws of the United States of America or any state thereof given on the date of such Investment the highest credit rating by NCO/Moody's Commercial Paper Division of Moody's Investors Service, Inc. or Standard & Poor's Corporation, in each case due within six months after the date of the making of the Investment.

                  "Cash Flow" means for any fiscal period of Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with generally accepted accounting principles, EBITDA for that fiscal period, (i) minus any increase (and plus any decrease) in Working Capital over that fiscal period (excluding Cash and outstanding Revolving Loans), (ii) plus any loss (and minus any gain) on the sale of fixed assets during that fiscal period, and (iii) plus non-cash extraordinary losses, (iv) minus non-cash extraordinary income, (v) minus taxes payable in cash during that fiscal period, (vi) plus interest income earned for that fiscal period, (vii) plus the Net Cash Proceeds of the sale of any fixed asset of Borrower or its Subsidiaries to the extent that such Net Cash Proceeds have not already been paid to the Bank pursuant to the provisions of this Agreement or used to repay purchase money indebtedness (or any indebtedness that represents a refinance of such purchase money indebtedness) related to the fixed asset sold or used to purchase assets that will replace the fixed asset sold.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

                  "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral" means, collectively, all Property on or in which Bank has a Lien pursuant to this Agreement or any other Loan Document.

                  "Collateral Documents" means all present and future security agreements (including, without limitation, the Security Agreement), deeds of trust, mortgages, assignments, pledge agreements, financing statements, fixture filings, landlord waivers, consents and other documents granting Liens to Bank, or perfecting, effecting, facilitating, consenting to, providing notice of or otherwise evidencing such Liens.

                  "Commitments" means the Line A Commitment and the Line B Commitment.

                  "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

                  "3DBM Acquisition" means the Acquisition pursuant to which Borrower acquired all of the issued and outstanding capital stock of 3DBM, Inc., a California corporation.

                  "3DBM Agreement" means the Stock Purchase and Sale Agreement dated as on January 20, 1995, by and between Borrower and each of Herb Berger, Robert McDonough, James A. Tranovich and Uri Yulzari.

                  "Default" means any Event of Default and/or any event that, with the giving of notice or passage of time or both, would be an Event of Default.

                  "Designated Deposit Account" means a deposit account to be maintained by Borrower at the Bank's Office, as from time to time designated by Borrower by written notification to Bank.

                  "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of (i) any Subsidiary of Borrower, (ii) all or substantially all of the assets of any Subsidiary of Borrower, (iii) all or substantially all of the assets of a division or comparable business segment of Borrower, or (iv) any other asset, or group of related assets, of Borrower or any of its Subsidiaries that has or have at the date of the Disposition a book value or fair market value of $1,000,000 or more, other than inventory sold, returned to vendors or otherwise disposed of in the ordinary course of business, and other than any such sale, transfer or other disposition for which the proceeds thereof are reinvested in Borrower or any Subsidiary or the replacement of assets of Borrower or any Subsidiary.

                  "dollars" or "$" means United States dollars.

                  "Due Date" shall have the meaning given such term in Section 3.13(a).

                  "Dynatech Lease" means the Standard Office Lease dated October 3, 1986 between Malibu Canyon Business Park and Dynatech/UZ, Inc., as amended from time to time with the consent of Bank.

                  "Earnings Before Interest, Taxes Depreciation and Amortization or "EBITDA"" means, for any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, Net Income for such fiscal period, plus the related Interest Expense for such fiscal period, plus the provisions for taxes accrued in that fiscal period, plus depreciation and amortization for such fiscal period, minus interest income earned for such fiscal period.

                  "Effective Tangible Net Worth" means, as of any date of determination thereof, the consolidated total assets of Borrower and its Subsidiaries (excluding Intangible Assets) minus Total Senior Liabilities of Borrower and its Subsidiaries, determined in accordance with generally accepted accounting principles, consistently applied.

                  "Environmental Laws" means any and all Laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Agency pertaining to health or the environment in effect in any and all jurisdictions in which Borrower is or at any time may be doing business, or where the real Property of Borrower is located, including without limitation the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, California Health and Safety Code Sections 25100 et seq., California Water Code Section 313000 et seq., and the Toxic Substances Control Act, as amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

                  "Event of Default" shall have the meaning provided in Section 9.1.

                  "Excess Cash Flow" means, for any Fiscal Year of Borrower and its Subsidiaries, in each case determined on a consolidated basis in accordance with generally accepted accounting principles, Cash Flow minus (i) capital expenditures made during that Fiscal Year net of any purchase money financing incurred in connection therewith, minus (ii) scheduled payments for that Fiscal Year in respect of capital leases and scheduled payments under the Dynatech Lease, minus (iii) scheduled principal payments for that Fiscal Year in respect of all indebtedness, excluding payments attributable to the termination of the Line B Commitment, minus (iv) without duplication of the amounts in clause
         (iii), any decrease in Total Line B Outstandings for that Fiscal Year that does not result in a corresponding increase in Total Line A Outstandings, and any permanent decrease in the Line A Commitment during that Fiscal Year that is accompanied by a payment or prepayment of Line A Loans in the amount of such decrease minus (v) earn-out payments payable for that Fiscal Year in connection with the acquisition of Brice and the 3DBM Acquisition, minus (vi) interest expense for that Fiscal Year, minus (vii) any reduction in Borrower's environmental contingencies liability account for that Fiscal Year resulting from a cash payment, (viii) plus any increase in Borrower's environmental contingencies liability account for that Fiscal Year,
         (ix) minus scheduled non-compete payments for that Fiscal Year as required by the Brice Agreement, and minus (x) without duplication of the foregoing, Premium Payments paid with respect to Borrower's redemption of any Subordinated Obligation.

                  "Excluded Equipment" means the equipment described on the attached Schedule 5.10, which is incorporated by this reference, to the extent that, and so long as, either CIT Group/Equipment Financing Inc. or General Electric Credit Corporation holds a first priority security interest therein.

                  "Fiscal Year" shall have the meaning given such term in
         Section 4.18.

                  "Fixed Charge Coverage Ratio" means, for any fiscal period, the ratio of:

                           (a) EBITDA for that fiscal period: plus (i) any loss
                  (and minus any gain) on the sale of fixed assets during that fiscal period; minus (ii) any extraordinary non-operating income during that fiscal period; plus (iii) any non-cash extraordinary loss attributable to the write-down in the book value of any fixed asset during that period and any other non-cash extraordinary loss that the Bank determines, in its reasonable discretion, does not or will not have an adverse effect on the cash flow of Borrower and its Subsidiaries while any portion of the Commitment remains outstanding; minus (iv) the provision for taxes accrued in that fiscal period; minus
                  (v) capital expenditures (net of purchase money financing) made during that fiscal period; plus (vi) interest income during that fiscal period; minus (vii) any reduction in Borrower's environmental contingencies liability account during that fiscal period resulting from a cash payment; plus
                  (viii) any increase in Borrower's environmental contingencies liability account during that fiscal period; minus (ix) scheduled payments under the Dynatech Lease; minus (x) earn-out payments earned for that fiscal period in connection with the acquisition of Brice and the 3DBM Acquisition, if such earnout payments are capitalized; minus (xi) without duplication of the foregoing, and only to the extent not expensed in calculating EBITDA, Premium Payments paid with respect to Borrower's redemption of any Subordinated Obligation;

                           (b) to:

                           (i) interest charges payable in cash for that fiscal
                  period; plus (ii) scheduled principal payments with respect to indebtedness for that fiscal period; plus (iii) scheduled payments for that fiscal period in respect of capital leases; plus (iv) scheduled non-compete payments for that fiscal period due under the Brice Agreement; plus (v) without duplication of the amounts in clause (ii), $750,000 for each fiscal quarter in Fiscal Year 1996, $1,000,000 for each fiscal quarter in Fiscal Year 1997, and $1,250,000 for each fiscal quarter in Fiscal Year 1998;

provided, however for the fiscal quarters ending December 31, 1996, March 31, 1997 and June 30, 1997, the numerator specified in clause (a) above shall be decreased by any payments made by Borrower in excess of $10,000,000 to (A) purchase or redeem the

Subordinated Obligations (exclusive of any Premium Payment) and (B) consummate the transaction contemplated by the Teledyne Acquisition Agreement.

                  "Government Securities" means readily marketable direct obligations of the United States of America or obligations fully guarantied by the United States of America.

                  "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

                  "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                  "Guaranty" means the Continuing Guaranty dated as of January 20, 1995, executed and delivered by the Subsidiaries of Borrower to Bank, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                  "IBOR Lending Office" means the office, branch or affiliate identified on the signature page hereof as Bank's IBOR Lending Office or such other office, branch or affiliate as Bank may hereafter designate as its IBOR Lending Office by notice to Borrower.

                  "IBOR Loan" means a Loan that bears interest determined in relation to the IBOR Rate.

                  "IBOR Market" means the Grand Cayman, British West Indies market established by and among banks for the solicitation, offer and acceptance of dollar deposits in such banks.

                  "IBOR Market Day" means any Banking Day on which commercial banks are open for international business (including dealing in dollar deposits) in Grand Cayman, British West Islands.

                  "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (all amounts in the calculation to be determined by Bank as of the first day of the interest period)

                 IBOR Rate:     =      Grand Cayman Rate
                                       -------------------------
                                       1.00 - Reserve Percentage


                  "IBOR Rate Spread" means, with respect to any Line B Loan, 2.25%, and with respect to any Revolving Loan, 1.50% for the period from the Restated Closing Date through August 31, 1996, and at all times thereafter, the IBOR Rate Spread shall be equal to the percentage set forth below opposite Borrower's Leverage Ratio as of the last day of the fiscal quarter most recently ended for the related Spread
         Period:


                    Percentage                   Leverage Ratio
                    ----------                   --------------

                       1.50%            Less than 1.21 to 1.00

                                        Equal to or greater than 1.21 to 1.00
                       1.75%            but less than 1.51 to 1.00

                                        Equal to or greater than 1.51 to 1.00
                       2.00%            but less than 1.81 to 1.00

                       2.25%            Equal to or greater than 1.81 to 1.00



                  "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under capital leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with generally accepted accounting principles, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under Letters of Credit issued for the account of such Person and (h) any obligations of such Person under a swap agreement or similar interest rate protection arrangement.

                  "Intangible Assets" means assets that are considered intangible assets under generally accepting accounting principles, consistently applied, including, without limitation, goodwill, organization expense, patents, trademarks, trade names, copyrights and other intangible Property.

                  "Interest Expense" means, with respect to any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of interest, fees, charges and related expenses paid or payable to a lender in connection with borrowed money that is treated as interest (other than accretion of original issue discount on long-term debt) in accordance with generally accepted accounting principles, consistently applied, and that is charged against Net Income for that fiscal period.

                  "Interest Period" means, as to any IBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Redesignation Date on which the Loan is converted into or continued as an IBOR Loan, and ending on the date one, two, three or six months thereafter as selected by Borrower in its Request for Loan or Request for Redesignation; provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Banking Day, that Interest Period shall be extended to the following Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Banking Day;

                           (ii) any Interest Period that begins on the last
                  Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period;

                           (iii) no Interest Period for any Line A Loan shall
                  extend beyond the date of any reduction in the Line A Commitment required by Section 2.8, unless the aggregate outstanding principal amount of all Line A Loans which are IBOR Loans having Interest Periods ending after that date, plus the Outstanding Standby Letters of Credit (to the extent that the expiration date thereof is after that date) is not greater than the amount of the Line A Commitment (after giving effect to any reductions thereto scheduled to be made on that date); and

                           (iv) no Interest Period for any Line A Loan shall
                  extend beyond the Line A Termination Date and no Interest Period for any Line B Loan shall extend beyond the Line B Termination Date.

                  "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest in any other Person, or otherwise, and includes, without limitation, any partnership and joint venture interests of such Person.

                  "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

                  "Letter of Credit Obligations" means at any time the sum of
         (a) the Outstanding Standby Letter of Credit, plus (b) the amount of all unreimbursed drawings under all Standby Letters of Credit.

                  "Leverage Ratio" means, for any fiscal period, the rate of Total Senior Liabilities for such period to Effective Tangible Net Worth for such period, in each instance of Borrower and its Subsidiaries on a consolidated basis.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.

                  "Line A Commitment" means $14,000,000, subject to any adjustment thereto pursuant to Sections 2.6, 2.7 and 2.8.

                  "Line B Commitment" means $10,000,000, subject to any adjustment thereto pursuant to Sections 2.6 and 2.9.

                  "Line B Loan" means any Loan made by Bank under the Line B Commitment.

                  "Line B Note" means a promissory note made by Borrower to the order of Bank in an original principal amount equal to the amount of the Line B Commitment (and any promissory note that may be issued in substitution, renewal, extension, replacement or exchange therefor), substantially in the form of Exhibit A, with all blanks properly completed, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or refinanced.

                  "Line B Termination Date" means August 31, 1996.

                  "Loan" or "Loans" means the Loans to be made by Bank to Borrower pursuant to this Agreement, including the Revolving Loans and the Line B Loans.

                  "Loan Documents" means, collectively, this Agreement, the Notes, the Security Agreement, the Guaranty, the Standby Letters of Credit, the Collateral Documents and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower and/or any one or more of its Subsidiaries or Affiliates to Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

                  "Maximum Line A Loan Amount" means, as of any date of determination thereof, the Line A Commitment minus the Outstanding Standby Letters of Credit.

                  "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds" means, with respect to any sale or Disposition, the gross Cash consideration (a) paid to or for the account of Borrower or one of its Subsidiaries by reason of that sale or Disposition, (b) paid as a principal installment on or to retire the principal of any evidence of indebtedness which forms all or a portion of the consideration paid by reason of that sale or Disposition, or (c) paid in consideration of the sale or assignment by Borrower or one of its Subsidiaries of any Property other than Cash forming all or a portion of the consideration paid by reason of that sale or Disposition minus (i) any amount paid or payable by the transferor to retire existing obligations of or relating to the Property sold or to retire existing Liens or Rights of Others on the property sold to the extent that the transferor is contractually obligated to do so, and (ii) the reasonable out-of-pocket expenses of the transferor incident to that sale or Disposition, including brokerage commissions, investment banking fees, attorneys' fees and other similar expenses.

                  "Net Income" means, with respect to any fiscal period of Borrower and its Subsidiaries, on a consolidated basis, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with generally accepted accounting principles, consistently applied.

                  "Note" means the Revolving Line Note and/or the Line B Note.

                  "Obligations" means all present and/or future obligations of every kind or nature of Borrower or any Party at any time and/or from time to time owed to Bank under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Borrower or any Subsidiary or Affiliate of Borrower.

                  "Outstanding Standby Letters of Credit" means, as of any date of determination thereof, the aggregate face amount of all Standby Letters of Credit outstanding on such date minus the aggregate amount, if any, paid in Cash by Bank under such Standby Letters of Credit that has been reimbursed by Borrower.

                  "Party" means any Person (including Borrower and/or any Subsidiaries or Affiliates of Borrower), other than Bank, which now or hereafter is a party to any of the Loan Documents.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

                  "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Agency, or otherwise.

                  "Plan" means any employee benefit plan subject to ERISA and maintained by Borrower and/or any Subsidiary of

         Borrower or to which Borrower and/or any Subsidiary of Borrower is required to contribute on behalf of its employees.

                  "Premium Payments" means the added consideration paid by Borrower to the holder of a Subordinated Obligation to induce such holder to convert such Subordinated Obligation to equity.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "RCRA" means the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. and the regulations thereto, 40 CFR Part 261.

                  "Redesignation Date" means any date on which, under Section 2.4, Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                  "Reference Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Reference Rate Loan" means a Loan that bears interest based on the Reference Rate.

                  "Reference Rate Spread" means, with respect to any Line B Loan, 0.75%, and with respect to any Revolving Loan, 0%.

                  "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

                  "Regulatory Development" means (a) any change in the Laws, (b) change in the application of any existing Laws or the interpretation thereof by any Governmental Agency or central bank or comparable authority (whether or not having the force of Law), or (c) compliance by any Bank with any request or directive (whether or not having the force of Law) of any Governmental Agency or central bank or comparable authority.

                  "Request for Loan" means a written request for a Revolving Loan substantially in the form of Exhibit C, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                  "Request for Standby Letter of Credit" means a written request for the issuance of a Standby Letter of Credit substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                  "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100th of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

                  "Responsible Official" means:

                           (a) When used with reference to any Person, other
                  than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof; and

                           (b) When used with reference to a Person who is an
                  individual, such Person.

         Except as otherwise specifically provided herein, any requirement that any document or certificate be signed or executed by any Person requires that such document or certificate be signed or executed by a Responsible Official of such Person, and that the Responsible Official signing or executing such document or certificate on behalf of such Person shall be authorized to do so by all necessary corporate, partnership and/or other action.

                  "Restated Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived pursuant to Section 10.2.

                  "Revolver Termination Date" means July 1, 1998.

                  "Revolving Line Note" means a promissory note made by Borrower to the order of Bank evidencing the obligation of Borrower to repay Revolving Loans made to it by Bank (and any promissory note that may be issued in substitution, renewal, extension, replacement or exchange therefor), substantially in the form of Exhibit B, with all blanks properly filled in, and executed by Borrower in favor of Bank, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or refinanced.

                  "Revolving Loan" means any Loan made by Bank under the Line A Commitment.

                  "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable claim, right, title or other interest (other than a Lien) in or with respect to that Property held by any other Person, and any option or right held by any other Person to acquire any such claim, right, title or other interest, including any option or right to acquire a Lien.

                  "Security Agreement" means the Amended and Restated Security Agreement dated as of January 20, 1995, executed and delivered by Borrower and its Subsidiaries to Bank, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                  "Spread Period" means, with respect to the last day of any fiscal quarter, the period consisting of the three months that commences on the date that is forty-five (45) calendar days after the last day of such fiscal quarter.

                  "Standby Letter of Credit" means any standby letter of credit issued by Bank pursuant to Section 2.5, in the standard form for standby letters of credit of Bank, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

                  "Subordinated Obligations" means (i) the 7-3/4% Convertible Subordinated Debentures due 2011 of Borrower, and (ii) such other indebtedness of Borrower as is fully subordinated to the Obligations pursuant to written provisions approved in writing by Bank.

                  "Subsidiary" means, as of any date of determination thereof and with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

                  "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

                  "Teledyne" means Teledyne Industries, Inc.

                  "Teledyne Acquisition" means the purchase by Jay-El Products, Inc. of the microwave switch product line of Teledyne.

                  "Teledyne Acquisition Agreement" means the purchase agreement pursuant to which the Teledyne Acquisition will be consummated.

                  "Teledyne Acquisition Price" means the total value of the consideration paid by Borrower and its Subsidiaries in connection with the Teledyne Acquisition.

                  "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done and consistent with Borrower's normal business practices) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

                  "Total Liabilities" means, as of any date of determination thereof, with respect to Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) all liabilities that should be reflected as a liability in a consolidated balance sheet of Borrower and its Subsidiaries on such date prepared in accordance with generally accepted accounting principles, consistently applied, plus (b) the amount of obligations of other Persons (other than Borrower or any Subsidiary of Borrower) that are guaran- tied by Borrower or any Subsidiary of Borrower or are the subject of any agreement by Borrower or any Subsidiary of Borrower in the nature of a guaranty, plus (c) the aggregate face amount of all outstanding Standby Letters of Credit and other letters of credit issued at the request of Borrower or any of Borrower's Subsidiaries; provided, however, that any amount described in clauses (b) and (c) shall be added only to the extent that the guaranty, agreement in the nature of a guaranty, or Standby Letter of Credit covers liabilities that would not be reflected in a consolidated balance sheet of Borrower and its Subsidiaries on such date.

                  "Total Line A Outstandings" means, as of any date of determination thereof, the sum of (a) all outstanding Revolving Loans evidenced by the Revolving Note on that date, and (b) Outstanding Standby Letters of Credit.

                  "Total Line B Outstandings" means, as of any date of determination thereof, all outstanding Loans evidenced by the Line B Note on that date.

                  "Total Outstandings" means, as of any date of determination thereof, the sum of (a) Total Line A Outstandings, and (b) Total Line B Outstandings.

                  "Total Senior Liabilities" means, as of any date of determination, Total Liabilities as of that date minus Subordinated Obligations as of that date.

                  "Type" means whether a Loan is an IBOR Loan or a Reference Rate Loan.

                  "Working Capital" means, for any fiscal period of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, current assets (excluding cash and cash equivalents) minus current liabilities (excluding principal payments for that fiscal period in respect to all indebtedness, scheduled payments for that fiscal period in respect of capital leases and scheduled payments under the Dynatech Lease, Revolving Loans, and regularly scheduled non-compete payments due under the Brice Agreement and the 3DBM Agreement).

         1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

         1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis, as in effect on the date hereof, except as otherwise specifically prescribed herein. In the event that generally accepted accounting principles change during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components, Borrower and Bank agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition, or limiting the aggregate Loans hereunder, to substantially the same criteria as were effective prior to such change in generally accepted accounting principles. Without limiting the foregoing, and unless otherwise expressly stated to the contrary, all financial covenants set forth in this Agreement and all calculations required thereby shall be applied and calculated with respect to the performance of Borrower and its Subsidiaries on a consolidated basis.

         1.4 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.5 References to "Borrower and/or its Subsidiaries". Any reference herein to "Borrower and/or its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

                                   ARTICLE 2.
                       LOANS AND STANDBY LETTERS OF CREDIT

         2.1 Line A Loans. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Restated Closing Date through the Banking Day immediately preceding the Revolver Termination Date, Bank shall make Revolving Loans to Borrower in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the Line A Commitment; provided that except to the extent otherwise provided in Section 2.5(d), Bank shall not be obligated to make a Revolving Loan if, after giving effect to such Revolving Loan, Total Line A Outstandings would exceed the Line A Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Line A Commitment without penalty or premium.

         2.2 Line B Loans. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Restated Closing Date through the Banking Day immediately preceding the Line B Termination Date, Bank shall make Loans to Borrower in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the Line B Commitment. Once borrowed and repaid, a Line B Loan may not be reborrowed.

         2.3 Procedure for Borrowing. (a) Each Loan shall be made upon Borrower's irrevocable written notice delivered to Bank in the form of a Request for Loan (which notice must be received by Bank prior to 11:00 a.m. California time) (i) three Banking Days prior to the requested Borrowing Date, in the case of IBOR Loans, and (ii) one Banking Day prior to the requested Borrowing Date, in the case of Reference Rate Loans, in each case specifying:

                           A. the amount of the requested Loan (with respect to any IBOR Loan, each of which shall be in an integral multiple of $100,000 and not less than $500,000);

                           B. the Commitment under which the Loan will be made.

                           C. the requested Borrowing Date, which shall be a Banking Day;

                           D. the Type of Loan requested; and

                           E. the duration of the Interest Period applicable to such Loan included in such notice. If the Request for Loan fails to specify the duration of the

         Interest Period for any Borrowing comprised of IBOR Loans, such Interest Period shall be one month.

                  (a) Unless Bank has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone, telecopier or telex by Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly mailing a Request for Loan conforming to the above requirements to Bank.

                  (b) Upon fulfillment of the applicable conditions set forth in
         Article 8, the proceeds of a Loan shall be credited in immediately available funds to the Designated Deposit Account.

                  (c) The Revolving Loans made by Bank may be evidenced by notations on the Revolving Line Note or by other similar written records. The Line B Loans made by Bank may be evidenced by notations on the Line B Note or by other similar written records.

                  (d) A Request for Loan shall be irrevocable upon receipt by Bank.

                  (e) Except as otherwise provided in Sections 2.5(d), the amount of each Revolving Loan may not be more than the then applicable Maximum Line A Loan Amount less the aggregate amount of all Revolving Loans previously made and outstanding. The amount of each Line B Loan may not be more than the then applicable Line B Commitment less the aggregate amount of all Line B Loans previously made and outstanding.

                  (f) After giving effect to any Loan, there may not be more than ten different Interest Periods in effect with the respect to IBOR Loans.

         2.4 Conversion and Continuation Elections. (a) Borrower may, upon irrevocable written notice to Bank in accordance with subsection 2.4(b):

                  (i) elect, as of any Banking Day, in the case of Reference Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loan, to convert any such Loan (or any part thereof which is an integral multiple of $100,000 and which is not less than $500,000) into a Loan of another Type; or

                  (ii) elect, as of the last day of the applicable Interest Period, to continue any Loan having an Interest Period expiring on such day (or any part thereof which is in an integral multiple of $100,000 and which is not less than $500,000);

         provided, that if at any time the aggregate amount of any IBOR Loan is reduced, by payment, prepayment, or conversion of part thereof, to be less than $500,000, such IBOR Loan shall automatically convert into a Reference Rate Loan, and on and after such date the right of Borrower to continue such Loan as, and convert such Loan into, an IBOR Loan shall terminate.

                  (b) Borrower shall deliver a Request for Redesignation in the form of the attached Exhibit D to be received by Bank not later than 9:00 a.m. (California time) at least (i) three Business Days in advance of the Redesignation Date, if the Loan is to be converted into or continued as an IBOR Loan bearing interest determined in relation to the IBOR Rate; and (ii) one Business Day in advance of the Redesignation Date, if the Loan is to be converted into a Reference Rate Loan, specifying:

                           A.       the proposed Redesignation Date;

                           B. the aggregate amount of the Loan to be converted or continued;

                           C.       the Type of Loan resulting from the
         proposed conversion or continuation; and

                           D. other than in the case of redesignation into a Reference Rate Loan, the duration of the requested
         Interest Period.

                  (c) If, upon the expiration of any Interest Period for an IBOR Loan, Borrower has failed to select timely a new Interest Period for a refinancing IBOR Loan, or if any Default or Event of Default then exists, Borrower shall be deemed to have elected to convert such IBOR Loan into a Reference Rate Loan effective as of the expiration date of such Interest Period.

                  (d) During the existence of a Default or Event of Default, Borrower may not elect to have a Loan converted into or continued as an IBOR Loan.

                  (e) After giving effect to any redesignation of a Loan, there may not be more than ten different Interest Periods in effect with respect to IBOR Loans.

         2.5  Standby Letters of Credit.

                  (a) Subject to the terms and conditions hereof, at any time and from time to time from the Restated Closing Date through the Banking Day immediately preceding the Revolver Termination Date, Bank shall issue such Standby Letters of Credit as Borrower may request by a Request for Standby Letter of Credit; provided that, upon giving effect to such Standby Letter of Credit, (i) Total Line A Outstandings shall not exceed the Line A Commitment, and (ii) Outstanding Standby Letters of Credit shall not exceed $1,000,000. Unless the Bank otherwise consents in writing, the term of any Standby Letter of Credit shall not exceed 18 months and shall in no event extend beyond the Revolver Termination Date. No Standby Letter of Credit shall be issued except to the extent reasonably necessary in the ordinary course of the business of Borrower or its Subsidiaries, and no Standby Letter of Credit shall be issued in any event to support any workers' compensation obligation of Borrower or its Subsidiaries. A Standby Letter of Credit may include a provision providing that the expiry date thereof will be automatically extended each year for an additional year unless Bank gives written notice to the contrary; provided, however, that each Standby Letter of Credit shall include a final expiry date which shall not be subject to automatic extension. Unless otherwise agreed to by Bank, the face amount of any Standby Letter of Credit shall not be less than $100,000.

                  (b) Each Request for Standby Letter of Credit shall be submitted to Bank not later than 11:00 a.m., Los Angeles time, at least ten (10) Banking Days prior to the date upon which the requested Standby Letter of Credit is to be issued.

                  (c) Borrower agrees to pay to Bank, at its office designated as its address for notices pursuant to this Agreement, or at such other payment location as Bank shall have specified in writing to Borrower, with respect to each Standby Letter of Credit, within one (1) Banking Day after demand therefor, a principal amount equal to any payment made by the Bank under that Standby Letter of Credit, together with interest on such amount from the date of any payment made by Bank through the date of payment by Borrower at the rate provided for in Section 3.6. The principal amount of any such payment made by Borrower to Bank shall be used to reimburse Bank for the payment made by it under the Standby Letter of Credit.

                  (d) Each time Borrower fails to make any payment required by
         Section 2.5(c), Bank may, but is not required to, without notice to or the consent of Borrower, make a Revolving Loan under the Line A Commitment in an aggregate amount equal to the amount paid by Bank on the relevant Standby Letter of Credit, whether or not the same would cause Total Line A Outstandings to exceed the Line A Commitment (without waiving the obligation of Borrower to reduce Total Line A Outstandings to an amount less than or equal to the Line A Commitment), and, for this purpose, the conditions precedent set forth in Article 8 and the amount limitations set forth in Section 2.3(a) shall not apply. The proceeds of such Revolving Loan shall be paid to Bank to reimburse it for the payment made by it under the Standby Letter of Credit.

                  (e) The issuance of any supplement, modification, amendment, renewal or extension to or of any Standby Letter of Credit shall be treated in all respects the same as the issuance of a new Standby Letter of Credit.

                  (f) The obligation of Borrower to pay to Bank the amount of any payment made by Bank under the Standby Letter of Credit shall be absolute, unconditional and irrevocable. Without limiting the foregoing, such obligation of Borrower shall not be affected by any of the following circumstances:

                (i) any lack of validity or enforceability of the Standby Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                           (ii) any amendment or waiver of or any consent to
                  departure from the Standby Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                           (iii) the existence of any claim, setoff, defense or
                  other rights which Borrower may have at any time against Bank, any beneficiary of the Standby Letter of Credit (or any Persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Standby Letter of Credit, this Agreement or any other agreement or instrument relating thereto, or any unrelated transactions;

                           (iv) any demand, statement or any other document
                  presented under the Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                           (v) payment by Bank under the Standby Letter of
                  Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Standby Letter of Credit, but which contains some ministerial discrepancy, the existence of which does not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole;

                           (vi) the solvency (or insolvency) or financial
                  responsibility (or lack thereof) of any party issuing any documents in connection with the Standby Letter of Credit;

                           (vii) any error in the transmission of any message
                  relating to the Standby Letter of Credit not caused by Bank, or any delay or interruption in any such message; and/or

                           (viii) any error, neglect or default of any
                  correspondent of Bank in connection with the Standby Letter of Credit.

                  (g) On and after the Restated Closing Date, Standby Letter of Credit Number 216411, as amended, issued by Bank and with a face amount as of the Restated Closing Date in the amount of $341,512, shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Section 3.4, and reimbursement of costs and expenses to the extent provided herein, a Standby Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement.

                  (h) Upon (i) the request of Bank, (A) if Bank has honored any full or partial drawing request on any Standby Letter of Credit and such drawing has resulted in a Line A Loan hereunder, or (B) if, as of the Revolver Termination Date, any Standby Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) upon the occurrence of a Default or an Event of Default, then, Borrower shall immediately Cash Collateralize the Letter of Credit Obligations in an amount equal to such Letter of Credit Obligations.

                  (i) Borrower agrees to sign Bank's form Application and Agreement for Standby Letter of Credit upon demand by Bank.

                  (j) Subject to the next sentence, a Standby Letter of Credit may be requested pursuant to this Section 2.5 for the account of Borrower or for the account of any Subsidiary of Borrower. To the extent that a Subsidiary of Borrower is the account party under any Standby Letter of Credit, Borrower hereby guarantees the payment and performance of such Subsidiary with respect to any Obligation of such Subsidiary relating to such Standby Letter of Credit, and agrees to deliver to Bank, duly executed and in form and content acceptable to Bank, a duly executed continuing guaranty further evidencing the foregoing guaranty, together with a resolution or other evidence of the corporate authority of Borrower to execute, perform and deliver such continuing guaranty.

         2.6 Voluntary Reduction of the Commitments. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least two (2) Banking Days prior written notice to Bank, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts of an integral multiple of $50,000 (but not less than $250,000), or to terminate, the then undisbursed portion of the Commitments, provided that any such reduction or termination shall be accompanied by all accrued and unpaid commitment fees, if any, with respect to the portion of the Commitments being reduced or terminated, and provided further that the Line A Commitment shall not be reduced to an amount less than the amount of Total Line A Outstandings and the Line B Commitment shall not be reduced to an amount less than the amount of Total Line B Outstandings.

         2.7  Automatic Reduction of the Line A Commitment.

                  (a) The Line A Commitment shall automatically and permanently reduce on each December 31 in the amount set forth below opposite the year in which such date occurs:

                                                     Annual Reduction To
                  Year                               Line A Commitment
                  ----                               -------------------
                  1996                                   $ 3,000,000
                  1997                                   $ 4,000,000
                  1998                                   $ 3,000,000


                  (b) In addition to the foregoing, on or before March 30 of each Fiscal Year (commencing March 30, 1997), the Line A Commitment shall automatically and permanently reduce by an amount equal to 75% of the Excess Cash Flow of Borrower and its Subsidiaries for the immediately prior Fiscal Year; provided, however, that at such time as the

         Line A Commitment is less than or equal to $14,000,000, no further reductions thereof shall be required pursuant to this Section 2.7(b).

                  (c) In addition to the foregoing, the Line A Commitment shall, concurrently with the receipt by the Borrower (or any Subsidiary) of the net cash proceeds from the issuance of equity securities, be reduced by the amount of such net cash proceeds. As used in the preceding sentence, "equity securities" shall not include (i) any security issued upon the conversion of the Borrower's Subordinated Obligations, or (ii) any security issued under the Borrower's employee stock plans to the extent that the net cash proceeds of the sale of such securities do not exceed $100,000 in the aggregate in any Fiscal Year.

                  (d) In addition to the foregoing, the Line A Commitment shall automatically reduce upon any Disposition by an amount equal to 80% of the Net Cash Proceeds received by the Borrower or its Subsidiaries upon such Disposition.

         2.8 Automatic Increase of the Line A Commitment. The Line A Commitment shall automatically increase on the Line B Termination Date by an amount equal to Total Line B Outstandings on such date, provided, however, in no event shall the Line A Commitment exceed $24,000,000.

         2.9 Automatic Termination of the Line B Commitment. The Line B Commitment will terminate on the Line B Termination Date.

                                   ARTICLE 3.
                                PAYMENTS AND FEES

         3.1  Principal and Interest.

                  (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein both before and after default and before and after maturity and judgment, with interest on overdue interest to bear interest at the rate set forth in Section 3.6, to the fullest extent permitted by applicable Law. Upon prepayment or payment in full of all outstanding Loans, interest accrued through the date of such prepayment or payment shall be payable on such date.

                  (b) Interest accrued on each Reference Rate Loan shall be payable monthly on or before the first Banking Day of each fiscal month of Borrower, commencing with the first such date to occur following the Restated Closing Date. Bank shall use its best efforts to notify Borrower of the amount of interest so payable prior to each interest payment date, but failure of Bank to do so shall not excuse payment of such interest when payable. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Reference Rate Loan shall bear interest at a fluctuating rate per annum equal to the Reference Rate plus the applicable Reference Rate Spread. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Reference Rate and/or the Reference Rate Spread. Each change in the Reference Rate shall be effective as of 12:01 a.m. on the Banking Day on which the change in the Reference Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

                  (c) Interest accrued on each IBOR Loan which is for a term of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other IBOR Rate Loan shall be due and payable on the date which is three months after the date such IBOR Loan was made and on the last day of the related Interest Period. Except as otherwise provided in Section 3.6, the unpaid principal amount of any IBOR Loan shall bear interest at a rate per annum equal to the IBOR Rate for that IBOR Loan plus the applicable IBOR Rate Spread.

                  (d) If not sooner paid, the principal indebtedness evidenced by the Notes shall be payable as follows:

                  (i) the amount, if any, by which the principal indebtedness evidenced by the Revolving Line Note at any time exceeds the Maximum Line A Loan Amount shall be payable immediately.

                  (ii) the principal indebtedness evidenced by the Revolving Line Note shall be payable on the Revolver Termination Date.

                  (iii) the principal indebtedness evidenced by the Line B Note shall be payable on the Line B Termination Date. Bank acknowledges that Borrower may use the proceeds of Revolving Loans (if available) to repay the outstanding Line B Loans on such date.

                  (iv) the amount, if any, by which the principal indebtedness evidenced by the Line B Note at any time exceeds the Line B Commitment shall be payable immediately.

         (e) The Notes, or either of them, may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part without premium or penalty; provided that: (i) any partial prepayment shall be in an amount not less than $500,000 in the case of an IBOR Loan, (ii) Bank shall have received notice of any prepayment at least three Banking Days before the date of prepayment, in the case of an IBOR Loan, and at least one Banking Day before the date of a prepayment, in the case of a Reference Rate Loan, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid, and (iv) in the case of any prepayment of any IBOR Loan, Borrower shall promptly upon demand reimburse Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.5.

         3.2  Facility Fee.

         (a) Borrower shall pay to Bank a one time nonrefundable Line B facility fee in an aggregate amount equal to $25,000 with respect to the Line B Commitment. Bank acknowledges that it has received such fee.

         (b) On or before he Restated Closing Date, Borrower shall pay to Bank a nonrefundable Line A facility fee in an amount equal to .25% of the Line A Commitment, less $18,714. Thereafter, on each July 1, commencing July 1, 1997, Borrower shall pay to Bank an annual Line A facility fee in an amount equal to 0.25% of the Line A Commitment on such date. Such facility fee shall be fully earned as of the date when due and shall be non-refundable under any circumstances. Such facility fee shall be due and payable on or before the Restated Closing Date.

         3.3  Commitment Fee and Special Commitment Costs.

                  (a) For the period from the Restated Closing Date through the Revolver Termination Date, Borrower shall pay to Bank a commitment fee equal to .25% per annum times the average daily difference between the Line A Commitment and the Total Line A Outstandings. Such commitment fee shall be payable quarterly in arrears within 5 Banking Days after the end of each calendar quarter, commencing with the quarter ending June 30, 1996. Bank shall use its best efforts to notify Borrower of the amount of the commitment fee so payable prior to each fee payment date, but failure of Bank to do so shall not excuse payment of such fee when payable.

                  (b) On the Line B Termination Date, Borrower shall pay to Bank a commitment fee equal to .50% per annum times the average Total Line B Outstandings from the Restated Closing Date through the Line B Termination Date.

                  (c) If Bank determines that compliance with any Law or regulation or with any guideline or request from any central bank or other Governmental Agency (whether or not having the force of Law) relating to the capital adequacy of banks or corporations in control of banks has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of, or with reference to, Bank's Commitments hereunder below the rate which Bank or such other corporation could have achieved but for such compliance (taking into account the policies of Bank or corporation with regard to capital adequacy), then Borrower shall from time to time, upon demand by Bank in accordance with this Section 3.3, within 15 days after demand, pay to Bank additional amounts sufficient to compensate Bank or such other corporation for such reduction.

                           (i) Bank may not seek compensation under this Section
                  3.3(c) for any reduction in rate of return in respect of any period which is more than eighteen months prior to the Bank's demand for such compensation.

                           (ii) A certificate as to any amounts for which Bank
                  is seeking compensation under Section 3.3.(c), submitted to Borrower by Bank, shall be conclusive and binding for all purposes, absent manifest error. Bank shall calculate such amounts in a manner which is consistent with the manner in which it makes calculations for comparable claims with respect to similarly situated borrowers from Bank and will not allocate to Borrower a proportionately greater amount of such compensation than it allocates to each of its other commitments to lend or other loans with respect to which it is entitled to demand comparable compensation. Bank agrees promptly to notify Borrower of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section 3.3.(c), provided that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

         3.4 Standby Letter of Credit Fees and Costs. Borrower shall pay a letter of credit fee equal to the greater of $500 or 2.00% per annum of the outstanding undrawn amount of each Standby Letter of Credit issued under Section 2.5, payable at the time of issuance. Each Standby Letter of Credit fee is earned upon issuance of each Standby Letter of Credit and is nonrefundable. In addition, Borrower shall pay to Bank upon demand issuance and/or other fees the Bank notifies Borrower will be charged for issuing and processing Borrower's Letters of Credit.

         3.5  IBOR Fees and Costs.

                  (a) If the occurrence of any Regulatory Development after the Restated Closing Date:

                           (1) shall subject Bank or its IBOR Lending Office to
                  any tax, duty or other charge or cost with respect to any IBOR Loan or its obligation to make IBOR Loans, or shall change the basis of taxation of payments to Bank of the principal of or interest on any IBOR Loan or any other amounts due under this Agreement in respect of any IBOR Loan or its obligation to make IBOR Loans (except for changes in any tax on the overall net income, gross income or gross receipts of Bank or its IBOR Lending Office);

                           (2) shall impose, modify or deem applicable any
                  reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements (excluding any such requirement included in any applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank or its IBOR Lending Office; or

                           (3) shall impose on Bank or its IBOR Lending Office
                  or the IBOR Market any other condition
                  affecting any IBOR Loan or its obligation to make
                  IBOR Loans, or shall otherwise affect any of the same;

         and the result of any of the foregoing, as determined by Bank, increases the cost to Bank or its IBOR Lending Office of making or maintaining any IBOR Loan or in respect of any IBOR Loan or its obligation to make IBOR Loans or reduces the amount of any sum received or receivable by Bank or its IBOR Lending Office with respect to any IBOR Loan or its obligation to make IBOR Loans (assuming Bank's IBOR Lending Office had funded 100% of its IBOR Loan in the IBOR Market), then, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction (determined as though Bank's IBOR Lending Office had funded 100% of its IBOR Loan in the IBOR Market); provided that Borrower shall not be liable to Bank for any such increased cost or reduction pursuant to this Section in respect of any period which is more than eighteen months prior to Bank's demand for such compensation. A statement of Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge which will entitle Bank to compensation pursuant to this Section, and agrees to designate a different IBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of Bank, otherwise be disadvantageous to Bank. If Bank claims compensation under this Section, Borrower may at any time, upon at least four (4) IBOR Market Days' prior notice to Bank and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected IBOR Loans of such Bank or request that such IBOR Loans be converted to Reference Rate Loans.

                  (b) If after the Restated Closing Date the occurrence of any Regulatory Development shall, in the opinion of Bank, make it unlawful or impossible for Bank or its IBOR Lending Office to make, maintain or fund its portion of any IBOR Loan, or to take deposits of dollars in the IBOR Market, or to determine or charge interest rates based upon the IBOR, then Bank's obligation to make IBOR Loans shall be suspended for the duration of such illegality or impossibility and Bank shall give notice thereof to Borrower. Before giving any notice pursuant to this Section, Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of Bank, be otherwise disadvantageous to Bank. Upon receipt of such notice, the outstanding principal amount of Bank's IBOR Loans, together with accrued interest thereon, automatically shall be converted to Reference Rate Loans on either (1) the last day of the Interest Period(s) applicable to such IBOR Loans if Bank may lawfully continue to maintain and fund such IBOR Loans to such day(s) or (2) immediately if Bank may not lawfully continue to fund and maintain such IBOR Loans to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d). In the event that Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any IBOR Loan, Bank shall fund such amount as a Reference Rate Loan for the same period of time, and such amount shall be treated in all respects as a Reference Rate Loan.

                  (c) If, with respect to any proposed IBOR Loan, the Bank reasonably determines that, by reason of circumstances affecting the IBOR Market generally that are beyond the reasonable control of Bank, deposits in dollars (in the applicable amounts) are not being offered to Bank in the IBOR Market for the applicable Interest Period, then Bank shall give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Bank to make any future IBOR Loan shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies an IBOR Loan, such Request for Loan shall be deemed to specify a Reference Rate Loan.

                  (d) Upon payment or prepayment of any IBOR Loan (other than as the result of a conversion required under Section 3.8(b)) on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a IBOR Loan in any Request for Loan, Borrower shall pay to Bank any cost or expense incurred by Bank as a result of such payment or prepayment, together with a prepayment fee in an amount equal to the amount, if any, by which (x) the additional interest that would have accrued (without any applicable IBOR Spread) on the principal amount prepaid on account of the IBOR Loan had it remained outstanding until the last day of the applicable Interest Period, exceeds (y) the interest that Bank could recover by placing funds in the amount of the prepayment on deposit in the IBOR Market selected by Bank for a period beginning on the date of the prepayment and ending on the last day of the applicable Interest Period, or for a comparable period for which an appropriate rate quote may be obtained. Bank's determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.5(d) shall be conclusive in the absence of manifest error.

                  (e) Any statement or certificate given by Bank under this
         Section 3.5(e) shall satisfy the requirements set forth in Section 3.3(c) with respect to requests for reimbursement under Section 3.3(a)

         3.6 Default Rate/Late Payments. Upon the occurrence and during the continuation of any default under this Agreement, Loans under this Agreement shall, at the option of Bank, bear interest at a rate per annum which is 2.5 percentage points higher than the highest rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any Default. In addition, should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Bank not be paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the highest rate of interest otherwise provided under this Agreement plus the Reference Rate Spread plus 2.00% per annum, to the fullest extent permitted by applicable Law. This will not constitute a waiver of any default. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Law.

         3.7 Computation of Interest and Fees. All computations of interest and fees under any Loan Document shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in more interest and fees than if a 365-day year were used.

         3.8 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall be made on the next succeeding Banking Day and the extension of time shall be reflected in computing interest.

         3.9  Manner and Treatment of Payments.

                  (a) Each payment hereunder or on the Notes or under any other Loan Document shall be made to Bank, at Bank's Office, in immediately available funds not later than 12:00 noon, Los Angeles time, on the day of payment (which must be a Banking Day). All payments received after 12:00 noon, Los Angeles time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. All payments shall be made in lawful money of the United States of America.

                  (b) Bank shall use its best efforts to keep a record of Loans made by it and payments received by it with respect to the Notes and such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, Bank shall not be liable to any Party for any failure to keep such a record.

                  (c) Each payment of any amount payable by Borrower and/or any other Party under this Agreement and/or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority.

         3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         3.11 Failure to Charge Not Subsequent Waiver. Any decision by Bank not to require payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any occasion shall in no way limit or be deemed a waiver of Bank's right to require full payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

         3.12 Survivability. All of Borrower's obligations under this Article 3 shall survive for one year following the date on which all Loans hereunder were fully paid.

         3.13  Direct Debit (Pre-Billing).

                  (a) Borrower agrees that Bank will debit Borrower's Designated Deposit Account on the date each payment of principal and interest and any fees from Borrower becomes due (the "Due Date"). If the Due Date is not a Banking Day, the Designated Deposit Account will be debited on the next Banking Day.

                  (b) Approximately 10 days prior to each Due Date, Bank will mail to Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                  (c) Bank will debit the Designated Deposit Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Deposit Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                          (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. Borrower will not be in default by reason of any such discrepancy.

                         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Bank will not pay Borrower interest on any overpayment.

                  (d) Borrower will maintain sufficient funds in the Designated Deposit Account to cover each debit. If there are insufficient funds in the Designated Deposit Account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants to Bank, as of the Restated Closing Date, that:

         4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. The chief executive offices of Borrower are in Carson, California. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its Obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of Borrower and its Subsidiaries of the Loan Documents to which it is a Party have been duly authorized by all necessary action, and do not and will not:

                  (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor;

                  (b) Violate or conflict with any provision of such Party's partnership agreement, certificate of limited partnership, charter, articles of incorporation or bylaws, or amendments thereto, as applicable;

                  (c) Result in or require the creation or imposition of any Lien or Right of Others (other than as provided under the Loan Documents) upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                  (d) Violate any provision of any Law (including, without limitation, Regulations G, T, U and/or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to such Party; or

                  (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither Borrower nor any Subsidiary thereof is in default under any Law, order, writ, judgment, injunction, decree, determination or award, or any indenture, agreement, lease or instrument described in Section 4.2(e), in any respect that is materially adverse to the interests of Bank or that would have any material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit under applicable Law the execution, delivery and performance by Borrower or any Subsidiary thereof of the Loan Documents to which it is a Party.

         4.4  Subsidiaries.

                  (a) Schedule 4.4 hereto correctly sets forth the names, forms of legal entity and jurisdictions of formation of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock, partnership interest, joint venture interest or other equity interest in any Person. Unless otherwise indicated in
         Schedule 4.4, all of the outstanding shares of capital stock or partnership or joint venture interests of each Subsidiary of Borrower are owned of record and benefici-ally by Borrower, and all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others.

                  (b) Each Subsidiary of Borrower is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and has all requisite legal power and authority to conduct its business and to own and lease its Properties and to execute, deliver and perform all of its Obligations under the Loan Documents.

                  (c) Each Subsidiary of Borrower is in compliance with all Laws (subject to the matters referred to in Schedule 4.20) and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

         4.5 Financial Statements. Borrower has furnished to Bank (a) the audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 1995, and audited consolidated statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for their fiscal year then ended, and (b) the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at March 31, 1996, and unaudited consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at such dates and for such periods, in conformity with generally accepted accounting principles, consistently applied, provided that the balance sheets and statements referred to in (b) above are subject to normal year-end audit adjustments.

         4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements or notes thereto described in Section 4.5. There has been no material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, since the date of the financial statements described in Section 4.5(b).

         4.7 Title to and Location of Property. Borrower and its Subsidiaries have good and valid title to all the Property reflected in the financial statements described in Section 4.5, other than Property subsequently sold in the ordinary course of business, free and clear of all Liens and Rights of Others other than Liens or Rights of Others permitted pursuant to Section 6.6.
Schedule 4.7 hereto sets forth the street address for all material interest in real Property owned or held by Borrower or any of its Subsidiaries. All tangible personal Property owned or held by Borrower or any of its Subsidiaries is located within the States of California and Texas and the Country of Australia.

         4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict would have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Schedule 4.8 contains a complete and accurate description of all pending and existing trademarks, tradenames, patents and patent rights.

         4.9 Filing of Financing Statements. Except for the requirement that continuation statements periodically be filed and/or recorded with respect to financing statements describing the Collateral previously filed with the California Secretary of State, all necessary steps will have been taken to fully perfect and to maintain fully perfected the Liens of Bank on the Collateral, to the fullest extent that such Liens may be perfected by the filing and/or recording of financing statements pursuant to Division 9 of the California Uniform Commercial Code.

         4.10 Public Utility Holding Company Act. Neither Borrower nor any Subsidiary thereof is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.11 Litigation. Except for (i) any matter fully covered (subject to usual deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (ii) any matter, or series of related or similar matters, involving a claim against Borrower or any of its Subsidiaries of less than $500,000, and (iii) matters set forth in Schedule 4.11 and in the financial statements (or the notes thereto) described in Section 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency that would impair Borrower's or any Subsidiary's financial condition or ability to repay the Loans.

         4.12 Binding Obligations. Each of the Loan Documents to which Borrower or any Subsidiary thereof is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting creditors' rights generally or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

         4.13 No Default. No event has occurred and is continuing that is a Default.

         4.14  ERISA Plans.

                  (a) Borrower and each of its Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                  (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 days notice.

                  (c) No action by Borrower or any Subsidiary to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                  (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

         4.15 Regulations G, T, U and X; Investment Company Act. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" or "margin security" within the meanings of Regulations G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System. If requested by Bank, Borrower will furnish or will cause its Subsidiaries, as requested, to furnish Bank with a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G or U of said Board of Governors. No part of the proceeds of any Loan hereunder will be used to purchase or carry any such "margin security" or "margin stock" or to extend credit to others for the purpose of purchasing or carrying any such "margin security" or "margin stock" in violation of Regulations G, T, U or X of said Board of Governors. Neither Borrower nor any of its Subsidiaries is or is required to be registered under the Investment Company Act of 1940.

         4.16 Disclosure. No written statement made by Borrower or any Subsidiary thereof to Bank in connection with this Agreement, or in connection with any Loan, or in connection with the issuance of any Standby Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading. To the best knowledge of Borrower, there is no fact which Borrower has not disclosed to Bank in writing which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, Properties, prospects, profits or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower and its Subsidiaries to perform their Obligations under the Loan Documents.

         4.17 Tax Liability. Borrower and its Subsidiaries have filed all income tax returns which are required (including any extensions obtained pursuant to applicable Law) to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any Subsidiary thereof, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) miscellaneous taxes not willfully unpaid in an aggregate amount not greater than $200,000.

         4.18 Fiscal Year. Borrower and its Subsidiaries each operate on a fiscal year ("Fiscal Year") ending on December 31, with four fiscal quarters of thirteen weeks ending on or about March 31, June 30, September 30 and December 31.

         4.19 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or overtly threatened involving Borrower or any of its Subsidiaries.

         4.20 Environmental Matters. Except as disclosed on Schedule 4.20 and in the financial statements (or the notes thereto) described in Section 4.5, (i) the real Property of Borrower and the operations conducted thereon do not violate any applicable Law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise), including without limitation all applicable zoning ordinances and building codes, flood disaster Laws and Environmental Laws and regulations, in any respect which could have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (ii) without limitation of clause (i) above, Borrower's real Property and the operations conducted by Borrower or any current or prior owner or operator of such real Property or operation, are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Laws which, if determined adversely to Borrower, could have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of the real Property of Borrower, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, except where the failure to obtain or file same would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (iv) all significant amounts of hazardous waste generated at the real Property of Borrower have in the past been and shall continue to be transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are, to the best of Borrower's knowledge, operating in compliance with such permits or are exempt from obtaining such permits; (v) Borrower has no actual or constructive knowledge of the disposal or other release of any hazardous substance or solid waste, or the threatened release of hazardous substances, on or to the real Property of Borrower except in compliance with Environmental Laws, and that it has not been notified of same by any Governmental Agency; (vi) Borrower has no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment; and (vii) the use which Borrower makes or intends to make of Borrower's real Property will not result in the unlawful or unauthorized disposal or other release of any hazardous substance or solid waste on or to the real Property of Borrower. The terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of any state in which any of the real Property of Borrower is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply with regard to the real Property of Borrower located in such state.

         4.21 Intercompany Indebtedness. All intercompany indebtedness between Borrower and any of its divisions or Subsidiaries, or between any such division or Subsidiary and any other division or Subsidiary, is evidenced only as a book entry in the financial records of the parties thereto. There exists no instrument or other transferable document evidencing such intercompany debt.

         4.22 Promissory Notes. Except as set forth on Schedule 4.22, neither Borrower nor its Subsidiaries own or hold any promissory note or other debt instrument with a book value in excess of $50,000.

         4.23 Projections. The pro forma financial statements delivered to Bank in accordance with Section 7.1(g) represent Borrower's best estimate, as of the date of each such statement, of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein. Such pro forma financial statements are based on facts, as of the date of each such statement, known to Borrower and on assumptions that, as of the date of each such statement, are reasonable and consistent with such facts. No material (in amount and likelihood) fact or assumption is omitted as a basis for such pro forma financial statements which, in Borrower's reasonable business judgment, should be included, and such pro forma financial statements are reasonably based on such facts and assumptions.

         4.24 Teledyne Acquisition. In connection with, or as a result of, the transaction contemplated by the Teledyne Acquisition Agreement, neither Borrower nor any of its Subsidiaries will (i) assume liabilities, including Contingent Obligations, except for those liabilities with (A) a contractual amount of less than $100,000 in the aggregate if the purchase price to be paid in connection therewith will not be decreased by an amount equal to the assumed liabilities, or (B) a contractual amount of less than $1,000,000 in the aggregate if the purchase price to be paid in connection therewith will be decreased by an amount equal to the assumed liabilities; (ii) incur losses over the twelve month period following the consummation of such transaction; or (iii) cause a Default or Event of Default to occur. In addition, (1) the Teledyne Acquisition Price will not exceed $4,000,000, and (2) the sum of the Teledyne Acquisition Price plus the payments made by Borrower after January 1, 1996 to purchase or redeem its Subordinated Obligations will not exceed $12,000,000.

                                   ARTICLE 5.
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

         So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, and shall cause each of its Subsidiaries to, unless Bank otherwise consents in writing:

         5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of Bank under any Loan Document, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to banks or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited, or (c) miscellaneous taxes not willfully unpaid in an aggregate amount not greater than $200,000 so long as by reason of such nonpayment no material item or portion of Property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited.

         5.2 Preservation of Existence. Preserve and maintain their respective existences, licenses, rights, franchises and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties, except that Borrower's or any Subsidiaries' failure to comply with the foregoing shall not constitute a violation of this covenant to the extent that such failure does not cause Borrower and its Subsidiaries, taken as a whole, to expend more than $100,000 in the aggregate.

         5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property or equipment that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

         5.4 Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar Properties in the general areas in which Borrower and its Subsidiaries operate; and, as requested by Bank, cause Bank to be designated as additional insured and loss payee with respect to such insurance, and obtain the written agreement of such insurers that such insurance shall not be cancelled or terminated, nor shall the coverage or terms or exclusions thereof be materially modified, without at least thirty (30) days prior written notice to Bank.

         5.5 Compliance With Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Agency, noncompliance with which could materially adversely affect the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, except that Borrower and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of Bank would be materially impaired thereby.

         5.6 Inspection Rights. At any time during regular business hours and as often as requested, permit the Bank, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers and key employees, customers or vendors, and, upon request, furnish promptly to Bank true copies of all financial information and internal management reports made available to the senior management of Borrower or any of its Subsidiaries.

         5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with generally accepted accounting principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

         5.8 Compliance With Agreements, Duties and Obligations. Promptly and fully comply with all their respective agreements, duties and obligations under the Loan Documents, and under any other agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such other agreements, indentures, leases and/or instruments are with Bank or another Person, except where failure to comply with any such agreement, indenture, lease or instrument (other than any Loan Document) would not have a material adverse effect on the condition of the Borrower or any Subsidiaries.

         5.9 Use of Proceeds.

                  (a) Use the proceeds of the Revolving Loans for the following purposes only: (i) working capital purposes of Borrower and its Subsidiaries, (ii) to provide letters of credit required in the ordinary course of Borrower's business (other than to satisfy workers' compensation requirements), and (iii) other lawful corporate purposes in the ordinary course of business; and

                  (b) Use the proceeds of Line B Loans for the following purposes only: (i) to redeem or purchase Borrower's Subordinated Obligations, and (ii) to consummate the Teledyne Acquisition.

         5.10 Collateral and Collateral Documents. At any time, and from time to time, upon the request of Bank, promptly execute and deliver or cause to be executed and delivered to Bank Collateral Documents covering any or all of the Property of Borrower and/or its Subsidiaries, as requested, to secure payment and performance of the Obligations, or such portion thereof as may be specified by Bank, whether or not a Default shall have occurred and be continuing. Borrower hereby grants to Bank, and acknowledges the existence of, a validly perfected first priority security interest in favor of Bank in any and all personal Property of Borrower and/or its Subsidiaries other than the Excluded Equipment to secure the Obligations under the Loan Documents. From time to time, and promptly upon the request of Bank, Borrower shall (i) use its best efforts to obtain the written consents, releases, certificates, waivers, assignments, subordination agreements, landlord or mortgagee consents to removal of personal property or other agreements of such third parties as may be specified by Bank with respect to Collateral Documents, in the form furnished to Borrower by Bank in connection with such request, and (ii) provide Bank with a true and complete schedule of the value and location of such of the Property as Bank may designate. Upon such time as any of the Excluded Equipment is no longer subject to a first priority lien in favor of CIT Group/Equipment Financing, Inc. or General Electric Credit Corporation, Borrower shall take such action, and cause its Subsidiaries to take such action, as is necessary to grant to Bank a first priority security interest in such Excluded Equipment, if any such action is necessary.

         5.11 Subsidiary Guaranty. Cause each of its Subsidiaries, hereafter formed or acquired, to execute and deliver a joinder of the Guaranty and of each of the Collateral Documents concurrently with such formation or acquisition.

         5.12 Bank Audit. Permit Bank, within 60 days of the Restated Closing Date and from time to time thereafter upon Bank's reasonable request, either directly or through Persons retained by Bank, to conduct a thorough annual bank audit of the accounts receivable and inventories of Borrower and its Subsidiaries and to have access to all of the books, records and employees of Borrower and its Subsidiaries reasonably incidental to such bank audit and pay the reasonable expenses of Bank or such Persons incurred in connection with such bank audit.

         5.13 Notice of Location Change. Promptly notify Bank in writing of the occurrence of any change in the location of, or the addition of, any branch office, any field office, any warehouse or any other place of business of Borrower or any Subsidiary if such change requires any action by Bank in order to maintain the validity or to perfect any Lien in favor of Bank or results in or is accompanied by the acquisition or ownership of any property other than Property not subject to a Lien in favor of the Bank pursuant to the Collateral Documents; provided, however, that no such notification shall be required if the change, together with any other change since the Restated Closing Date, would not in the aggregate involve Property with a book value or fair market value, whichever is higher, in excess of $200,000.

         5.14 Interest Rate Protection Agreement. If requested by Bank, promptly enter into an interest rate protection agreement, in form and content and on terms and conditions satisfactory to the Bank, which shall provide interest rate protection for at least two years in an amount equal to or greater than at least fifty percent (50%) of the principal amount of the Loans made hereunder.

         5.15 Teledyne Acquisition. Prior to the consummation of the Teledyne Acquisition, (i) Borrower shall deliver to Bank a list of all patents and trademarks to be acquired in connection therewith, together with such amendments to the Collateral Documents as Bank may reasonably require, (ii) Bank shall have reviewed and found satisfactory the historical compiled balance sheet, income statement and cash flow for Teledyne, to the extent that any of such items have been prepared, and (iii) Bank and/or its counsel shall have reviewed and found satisfactory the Teledyne Acquisition Agreement and the documents related thereto.

                                   ARTICLE 6.
                               NEGATIVE COVENANTS


         So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall not, and shall cause each of its Subsidiaries to not, unless Bank otherwise consents in writing:

         6.1 Disposition of Property. Sell, assign, exchange, transfer, lease or otherwise dispose of, or contract to sell, assign, exchange, transfer, lease or otherwise dispose of, any of their respective Properties, whether now owned or hereafter acquired, and whether to an Affiliate or otherwise, except Properties sold, assigned, exchanged, transferred, leased or otherwise disposed of (a) in the ordinary course of business for full fair market value, (b) as permitted by
Section 6.2, or (c) for consideration not to exceed $1,000,000 in the aggregate in any twelve month period provided that such sale, assignment, exchange, transfer, lease or other disposition does not have a material adverse effect on the condition of Borrower and its Subsidiaries, taken as a whole.

         6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, except mergers, consolidations or amalgama- tions of a Subsidiary of Borrower into Borrower (with Borrower as the surviving entity) or into any other Subsidiary of Borrower.

         6.3 Redemption, Dividends and Distributions. Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any other distribution, whether of capital, income or otherwise, and whether in Cash or other Property, except (a) that any of the Subsidiaries of Borrower may declare and pay dividends or make distributions directly or indirectly to Borrower or to another Subsidiary of Borrower, (b) Borrower may repurchase shares of its common stock held by employees or former employees pursuant to employee stock ownership plans in existence on the Restated Closing Date in any aggregate amount not to exceed $50,000 in any Fiscal Year.

         6.4 ERISA.

                  (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any pension Plan, other than those Plans in existence as of the Restated Closing Date.

                  (b) At any time, permit any Plan to:

                           (1) engage in any "prohibited transaction", as such
                  term is defined in Section 4975 of the Code;

                           (2) incur any material "accumulated funding
                  deficiency", as that term is defined in Section 302 of ERISA;
                  or

                           (3) terminate in a manner which could result in
                  liability of Borrower or any Subsidiary thereof to the Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any Subsidiary thereof pursuant to Section 4068 of ERISA.

                  (c) At any time, assume any obligation to contribute to any Multiemployer Plan, nor shall Borrower or any Subsidiary thereof acquire any Person or assets of any Person which has, or has had at any time from and after January 2, 1974, an obligation to contribute to any Multiemployer Plan.

                  (d) Fail immediately to notify Bank of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Plan or any trust created thereunder that may have a material adverse impact on the condition of Borrower and/or its Subsidiaries, financial or otherwise. Upon request by Bank, Borrower promptly shall furnish to Bank copies of any reports or other documents filed by Borrower or any Subsidiary thereof with the United States Secretary of Labor, the PBGC and/or the Internal Revenue Service, with respect to any Plan.

                  (e) At any time, permit any Plan to fail to comply with ERISA or other applicable Law in any material respect.

         6.5 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, as conducted and presently proposed to be conducted.

         6.6 Indebtedness, Guaranties and Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired; create, incur or assume any indebtedness for borrowed money or in connection with the purchase of Property or any liability to the issuer of any letter of credit; guaranty or otherwise become responsible (including, but not limited to, any agreement to purchase any obligations, stock, Property, goods or services or to supply or advance any funds, Property, goods or services) for the indebtedness or obligations of any other Person; or incur any lease obligation that is required to be capitalized under generally accepted accounting principles, except:

                  (a) Liens securing taxes, assessments or governmental charges or levies, or in connection with workers' compensation, unemployment insurance or social security obligations, or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons not yet delinquent or which are being contested in good faith by appropriate proceedings with adequate reserves set aside;

                  (b) Attachment, judgment or other similar Liens arising in connection with court proceedings that do not, in the aggregate, materially detract from the value of their Property, materially impair the use thereof in the operation of their businesses, or materially impair their ability to perform the Obligations and (1) that are discharged or stayed within thirty (30) days of attachment or levy, or
         (2) payment of which is covered in full (subject to customary and reasonable deductibles) by surety bond;

                  (c) Easements, rights of ways, restrictions and other similar charges or encumbrances on real Property that do not interfere with the orderly conduct of their businesses or materially detract from the value of the affected real Property;

                  (d) Minor defects and irregularities in the title of real Properties existing on the Restated Closing Date that do not materially detract from the value or impair the use of such Properties for the purposes for which they are held;

                  (e) Liens existing or arising by virtue of the leasing or rental of their Property to the extent leases and rentals are permitted by this Agreement, whether the same are capital leases or operating leases or rentals;

                  (f) Indebtedness, liabilities, guaranties or Liens in favor of Bank under this Agreement, the Notes and the other Loan Documents;

                  (g) Indebtedness consisting of Subordinated Obligations;

                  (h) Existing indebtedness, Liens and Rights of Others listed on Schedule 6.6;

                  (i) Guaranties arising from endorsement, in the ordinary course of collection, of negotiable instruments;

                  (j) Indebtedness incurred to vendors in the ordinary course of business;

                  (k) Agreements to provide credit assurance for the obligations of customers of Borrower or any of its Subsidiaries that consist solely of an agreement to repurchase salable inventory of such customers purchased from Borrower or any of its Subsidiaries at a purchase price not in excess of the sales price paid therefor by such customers;

                  (l) Purchase money Liens securing obligations incurred in connection with purchases or capitalized leases permitted hereby, provided that such Liens shall be limited to the item or items being so purchased or leased;

                  (m) Guaranties of any of the Subsidiaries' obligations under operating leases, or, with the written consent of Bank, which consent will not be unreasonably withheld, guaranties of any other obligations of the Subsidiaries, or the guaranty by Borrower or any Subsidiary of any obligation owed to Bank;

                  (n) Indebtedness incurred with respect to purchase money obligations for capital expenditures not to exceed an aggregate principal amount of $3,000,000 at any time; and

                  (o) The unsecured promissory notes, each dated as of December 6, 1994, executed by Borrower in favor of (i) J. Nelson Hoffman and Joan Hoffman as Co-Trustees of the Hoffman Family Revocable Trust UTA September 30, 1991 (the "Hoffman Family Trust") in an original principal amount of $644,112, (ii) Bruce J. Greenbaum and Teri Greenbaum as Co-Trustees of the Greenbaum Family Trust in an original principal amount of $555,888, (iii) J. Nelson Hoffman and Joan Hoffman as Co-Trustees of the Hoffman Family Trust in an original principal amount of $97,593, and (iv) J. Greenbaum and Teri Greenbaum as Co-Trustees of the Greenbaum Family Trust in an original principal amount of $84,225.

         6.7 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) transactions between or among Borrower and its Subsidiaries, and (b) arms-length transactions with Affiliates which are permitted with non-Affiliates pursuant this Loan Agreement.

         6.8 Change in Fiscal Year. Change its Fiscal Year.

         6.9 Payment or Prepayment of Subordinated Obligations. Pay or prepay any principal (including sinking fund payments), interest or any other amount with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation, except Borrower may (a) pay interest in accordance with the terms of any Subordinated Obligation so long as there has not occurred and is then continuing any Default or Event of Default, (b) purchase or redeem its Subordination Obligations so long as there has not occurred and is then continuing any Default or Event of Default, provided, that, taking into account the purchase or redemption to be made, (i) the sum of (1) such purchase or redemption payments after January 1, 1996, plus (2) the total Teledyne Acquisition Price does not exceed $12,000,000; and (ii) the Premium Payments made in connection with purchases, redemptions or conversions of Borrower's Subordinated Obligations do not exceed $2,000,000 in the aggregate for any rolling twelve month period or $.15 for each dollar of the Subordinated Obligations purchased, redeemed or converted, and provided further that, prior to the payment of any Premium Payments, Borrower has delivered to Bank a certificate of a Responsible Official of Borrower certifying (A) as to the amount of the Premium Payments being paid with respect to each dollar of the Subordinated Obligations being purchased or redeemed, (B) as to the aggregate amount of the Premium Payments being paid, and (C) that, taking into account the Premium Payments being made, no Default or Event of Default exists or will have occurred.

         6.10 Intercompany Indebtedness. Incur or cause to exist any intercompany indebtedness between Borrower and any of its Subsidiaries or divisions, or between any such division or Subsidiary and any other division or Subsidiary, to be evidenced in any manner other than by a book entry in the financial records of the parties thereto.

         6.11 Leverage Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter of Borrower and its Subsidiaries ending during any period specified below to exceed the designated ratios for the periods specified below:


         Period                        Maximum Ratio            Numerator (1)(2)
         ------                        -------------            --------------
                                                                Denominator
                                                                -----------
Restated Closing Date                  1.20 : 1.0               40 / 34
through September 29, 1996

September 30, 1996                     1.15 : 1.0               40 / 35
through December 30, 1996

December 31, 1996                      1.0  : 1.0               36 / 36
through December 30, 1997

December 31, 1997 and at all           1.0  : 1.0               32 / 42
times following thereafter




provided, however, to the extent that any Line B Loan is made hereunder at any time on or after the Restated Closing Date, the "Maximum Ratio" set forth above shall be (i) 2.25 to 1.00 for the fiscal quarter ending June 30, 1996 and (ii) subject to a one-time adjustment, effective as of the fiscal quarter ending September 30, 1996, as follows: the numerator of the Maximum Ratio shall be increased by the sum of the Teledyne Acquisition Price plus the total consideration paid by Borrower to purchase or redeem its Subordinated Obligations (up to a maximum aggregate increase of $12,000,000 for the fiscal quarter ending September 30, 1996, and $10,000,000 for all fiscal quarters ending thereafter), and the denominator shall be decreased by the sum of that portion of the Teledyne Acquisition Price allocated to goodwill plus the total consideration paid by Borrower to purchase or redeem its Subordinated Obligations (up to a maximum decrease of $12,000,000 for all such fiscal quarters); provided, further, that in no event shall the Maximum Ratio be less than 1.00 to 1.00, nor shall the Maximum Ratio ever exceed the following amounts for the following periods:

         Period                                  Maximum Ratio
         ------                                  -------------

         Fiscal quarter ending                    2.25:1.00
         June 30, 1996



- --------
(1) In each instance, in millions and rounded up to the nearest one tenth of one percent.

(2)   Numbers used for calculating applicable ratio.


         Fiscal quarter ending               2.10:1.00
         September 30, 1996

         Fiscal quarter ending               1.75:1.00
         December 31, 1996

         Fiscal quarter ending               1.30:1.00
         December 31, 1997 and
         thereafter



For example, assuming that Bank makes a Line B Loan hereunder, and the Teledyne Purchase Price is $4,000,000, with goodwill allocation of $2,000,000, and Borrower pays $6,000,000 to redeem its Subordinated Obligations, the Maximum Ratio for purposes of this Section 6.11 at September 30, 1996 will be set as follows:

                                40 + $4 + $6     50
                                ------------- =  -- = 1.85:1.00
                                35 - $2 - $6     27



         6.12 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as at the end of any fiscal quarter for the twelve month period ending on the last day of such fiscal quarter to be less than the designated ratios for the periods specified below:


                           Period                           Minimum Ratio
                           ------                           -------------
                  Restated Closing Date
                  through March 30, 1997                    1.15 : 1.00

                  March 31, 1997 through
                  March 30, 1998                            1.25 : 1.00

                  March 31, 1998 and at
                  all times thereafter                      1.30 : 1.00



         6.13 Losses/Earnings. Permit consolidated Net Income to be less than zero for Borrower and its Subsidiaries for any fiscal quarter.

         6.14 Capital Expenditures. Spend or incur obligations (including the total amount of any capital lease) to acquire fixed or capital assets in the aggregate for more than $6,000,000 in the Fiscal Year ending December 31, 1996, and for more than $4,000,000 in any Fiscal Year ending thereafter.

         6.15 Acquisitions. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any Acquisition.

                                   ARTICLE 7.
                     INFORMATION AND REPORTING REQUIREMENTS


         7.1 Financial and Business Information. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrower's sole expense:

                  (a) As soon as practicable, and in any event within 30 days after the end of each fiscal month of Borrower, (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding month of their preceding fiscal year and (ii) consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such month and for the portion of their fiscal year ended with such month, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail. The preceding financial statements shall be certified by a Responsible Official of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments.

                  (b) As soon as practicable, and in any event within 45 days after the end of each fiscal quarter of Borrower (including the last fiscal quarter of each fiscal year, provided that with respect to such last quarter the financial statements required hereby may be in preliminary form, prior to year-end audit adjustments), (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of their preceding fiscal year and (ii) consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail. The preceding financial statements shall be certified by a Responsible Official of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments.

                  (c) As soon as practicable, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of their preceding fiscal year, and
         (ii) consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for their previous fiscal year, all in reasonable detail. Such balance sheets and statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Bank, which report and opinion shall be prepared in accordance with generally accepted auditing principles as at such date, and shall be subject only to such qualifications and exceptions as are acceptable to Bank.

                  (d) Within 45 days after the end of each fiscal quarter of Borrower (or more frequently, if requested by the Bank), a consolidated and consolidating project backlog (with work in progress information on major projects, if requested by Bank) of Borrower and its Subsidiaries.

                  (e) Promptly after request by Bank, copies of any detailed audit reports or recommendations submitted to Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them.

                  (f) Promptly after request by Bank, copies of any report or other document filed by Borrower or any of its Subsidiaries with any Governmental Agency.

                  (g) Within ten days of the filing or sending thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission or any similar or corresponding Governmental Agency or with any securities exchange.

                  (h) As soon as practicable, and in any event within 2 Banking Days after a corporate officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto.

                  (i) Promptly upon a corporate officer of Borrower becoming aware that (i) a dispute exists between Borrower or any of its Subsidiaries and any Governmental Authority or law enforcement authority which, if determined adversely to Borrower or its Subsidiary, would have a material adverse effect on Borrower or its Subsidiary, together with written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiary is taking or proposes to take with respect thereto, (ii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries in excess of $500,000 that is not fully covered by insurance or (iii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries or (iv) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $500,000 or which otherwise may reasonably be expected to result in a material adverse effect on Borrower and its Subsidiaries, taken as a whole, together with a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto.

                  (j) Updated projections for Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis), as follows: (1) within 60 days prior to the end of each Fiscal Year, the strategic/long range plan on an annual basis for the Fiscal Years from present through December 31, 1999, and (2) within 30 days after the end of each Fiscal Year, the annual operating plan for the current Fiscal Year, on a monthly basis; such projections required by (1) and (2) above each to be in form and detail satisfactory to Bank, and each to be submitted together with the certification of Borrower's chief financial officer stating that the projections are based on facts known to Borrower and on assumptions that are reasonable and consistent with such facts, that no material (in amount and likelihood) fact or assumption has been omitted as a basis for such projections which, in Borrower's reasonable business judgment, should be included, and that such projections are reasonably based on such facts and assumptions.

                  (k) As soon as practicable, and in any event within 30 days after the end of each fiscal month of Borrower, a variance report comparing Borrower's actual performance for such month to Borrower's projected performance for such month as indicated in the projections delivered to Bank pursuant to Section 7.1(j).

                  (l) Within 45 days of the Restated Closing Date, a consolidated and consolidating post-closing balance sheet of Borrower and its Subsidiaries, taking into effect the acquisition of the assets of Teledyne, together with a letter from the Borrower's Chief Financial Officer stating that he has reviewed such post-closing balance sheets and, to the best knowledge of the Chief Financial Officer, taking into account such accountant's review thereof, such post-closing balance sheets are in conformity with generally accepted accounting principles.

                  (m) Within 30 days of the Restated Closing Date, annual pro-forma consolidating and consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 1996 through December 31, 1999.

                  (n) Promptly upon request, such other information, financial or otherwise, as Bank may reasonably request, including but not limited to, accounts receivable agings, a breakdown of the fixed assets of Borrower and its Subsidiaries and work in progress reports.

         7.2 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, unless Bank otherwise consents in writing, deliver to Bank, at Borrower's sole expense, not later than 60 days after the end of each fiscal quarter of Borrower, a Certificate of a Responsible Official of Borrower in the form of Exhibit F (a) setting forth computations showing, in detail satisfactory to Bank, whether Borrower and its Subsidiaries were in compliance with their obligations pursuant to Sections 6.11 through 6.14; and (b) stating that a review of the activities of Borrower and its Subsidiaries during such fiscal period has been made under supervision of the certifying Responsible Official with a view to determining whether during such fiscal period Borrower and its Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and either (i) stating that, to the best knowledge of the certifying Responsible Official, during such fiscal period, Borrower and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to them, or (ii) if Borrower and its Subsidiaries have not performed and observed such covenants and conditions, specifying all such Defaults and their nature and status.

         7.3 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower promptly shall provide to Bank such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Bank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

                                   ARTICLE 8.
                                   CONDITIONS


         8.1 Initial Loan, Etc. The obligation of Bank to make the initial Loan to be made by it and to issue the initial Standby Letter of Credit following the Restated Closing Date, each are subject to the following conditions precedent (in addition to any applicable conditions precedent set forth elsewhere in this Article 8), each of which shall be satisfied prior to or concurrently with the making of the initial Loan and the issuance of the initial Standby Letter of Credit following the Restated Closing Date (unless Bank, in its sole and absolute discretion, shall agree otherwise):

                  (a) Bank shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Restated Closing Date and each in form and substance satisfactory to the Bank and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless Bank otherwise agrees or directs):

                           (1) executed counterparts of this Agreement,
                  sufficient in number for distribution to Bank, Borrower and their respective counsel;

                           (2) the Notes executed by Borrower payable to the
                  order of Bank, in a principal amount equal to the Line A Commitment and the Line B Commitment;

                           (3) with respect to Borrower and any and each
                  Subsidiary of Borrower, such documentation as Bank may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                           (4) the Reaffirmation of Borrower Security Agreement;

                           (5) the Continuing Guaranty executed by all
                  Subsidiaries of Borrower;

                           (6) the Reaffirmation of Subsidiary Security
                  Agreement executed by all Subsidiaries of Borrower;

                           (7) such Collateral Documents (in addition to the
                  Security Agreement) as Bank may require granting Liens on Property of Borrower and/or any of its Subsidiaries, together with such related financing statements or other documents as Bank may request to perfect, effect, facilitate, consent to, give notice of or otherwise evidence such Liens;

                           (8) a Certificate of a Responsible Official of
                  Borrower certifying that the conditions specified in Sections 8.1(c) and 8.1(d) have been satisfied;

                           (9) evidence that all Liens or Rights of Others on or
                  in the Property of Borrower and/or its Subsidiaries (other than such Liens and Rights of Others as are permitted by
                  Section 6.6) have been terminated or discharged;

                           (10) such other certificates, documents, consents or
                  opinions as the Agent reasonably may require.

                  (b) Duly executed financing statements with respect to the Collateral shall have been delivered to Bank for filing and/or recording with such Governmental Agencies, and in such jurisdictions and locales, as Bank may specify.

                  (c) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

                  (d) Borrower and its Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default shall have occurred and be continuing.

                  (e) There shall have occurred no material adverse change in the condition of the Borrower or its Subsidiaries (financial or otherwise).

                  (f) Bank's counsel shall have reviewed the Indenture Agreement executed to evidence the Subordinated Obligations, specifically the provisions relating to the



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
         conversion/redemption of the Subordinated Obligations, and found same to be satisfactory.

         8.2 Any Increasing Loan, Etc. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of Bank to make any Loan which would increase the principal amount outstanding under the Notes, or to issue any Standby Letter of Credit, are subject to the following conditions precedent:

                  (a) the representations and warranties contained in Article 4, other than Sections 4.4(a), 4.6, 4.11, 4.14 and 4.19, shall be true and correct on and as of the date of the Loan or issuance, as the case may be, as though made on and as of that date; there shall be no actions, suits or proceedings pending against or affecting Borrower or any of its Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency which might reasonably be expected adversely to affect materially the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; no material adverse change shall have occurred in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, since the Restated Closing Date; no Default shall have occurred and be continuing; the Bank shall have timely received a properly completed Request for Loan or Request for Standby Letter of Credit, as the case may be, in compliance with all applicable provisions of Article 2; and Bank shall have received, dated as of the date of the Loan or issuance, as the case may be, a Certificate of a Responsible Official of Borrower to the effect that all of the above conditions have been satisfied, with any changes or exceptions thereto being described in a schedule attached to such certificate and with such changes or exceptions being subject to the approval of Bank; and

                  (b) Bank shall have received, in form and substance satisfactory to Bank such other certificates, documents, consents or opinions as Bank reasonably may require.

         8.3 Any Loan. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of Bank to make any Loan is subject to the conditions precedent that the representations and warranties contained in Section 4.12 shall be true and correct in all material respects on and as of the date of such Loan as though made on and as of that date, and that there shall not have occurred any Default that is then continuing.



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
                                   ARTICLE 9.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


         9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor, shall constitute an Event of Default:

                  (a) Borrower fails to pay any installment of principal when due, or Borrower fails to pay any installment of interest of any indebtedness on any of the Notes or any portion thereof, or to reimburse, or to pay any fee or any other amount due Bank under any Loan Document within five (5) days after the date when due; or

                  (b) Any failure to comply with Section 7.1(h) that is materially adverse to the interest of Bank; or

                  (c) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed; or

                  (d) Any representation or warranty made in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Party pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect that is materially adverse to the interests of Bank; or

                  (e) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money or in connection with the purchase or lease of Property, or any guaranty of present or future indebtedness for borrowed money or issued in connection with the purchase or lease of Property, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise, which equals or exceeds in the aggregate, $500,000 or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money or in connection with the purchase or lease of Property, or of any guaranty of present or future indebtedness for borrowed money or issued in connection with the purchase or lease of Property, which equals or exceeds in the aggregate, $500,000 if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due, or has commenced judicial or nonjudicial action to collect such indebtedness or to foreclose or otherwise realize upon security held therefor, or has taken or is taking such other actions as might materially adversely affect the Collateral, the interests of Bank under the Loan Documents or the ability of Borrower or its Subsidiaries to pay and perform their Obligations under the Loan Documents; or

                  (f) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of Bank or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in the reasonable opinion of Bank, is materially adverse to the interests of Bank; or any Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                  (g) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 and such judgment remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                  (h) Borrower or any of its Subsidiaries is the subject of an order for relief in a bankruptcy case, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar case or proceedings relating to it or to all or any part of its Property under the Laws of any jurisdiction; or any similar case or proceeding is instituted without the consent of that Person and continues undismissed or unstayed for forty-five (45) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such

         Person and is not released, vacated or fully bonded within forty-five
         (45) calendar days after its issue or levy; or

                  (i) Except as otherwise expressly permitted by any Loan Document or agreed to by Bank, any Lien on any Collateral created by any Loan Document, at any time after the execution and delivery of that Loan Document and for any reason other than satisfaction in full of all Obligations that is not attributable to any action taken or not taken by Bank, ceases or fails to constitute a valid, perfected and subsisting first priority Lien on the Collateral purported to be covered thereby; or

                  (j) Borrower or any Subsidiary thereof is dissolved or liquidated or all or substantially all of the assets of Borrower or any Subsidiary of Borrower are sold or otherwise transferred in violation of the provisions of this Agreement without the written consent of Bank; or

                  (k) An event or set of events occurs which has or could reasonably be expected to have a material adverse effect on (i) the validity or enforceability of this Agreement, any other agreement or document executed in connection with this Agreement, or the ability of the Bank to enforce its legal remedies thereunder; or (ii) the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, which could in turn reasonably be expected to impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement and all such other documents and agreements; or

                  (l) A default or defined Event of Default occurs under any other agreement Borrower or any Subsidiary has with Bank or any affiliate of Bank, and is not cured within any applicable cure period; or

                  (m) The occurrence of any one or more of the following events with respect to Borrower or any Subsidiary, provided such event or events could reasonably be expected, in the judgment of Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower with respect to a Plan:

                           (1) A reportable event shall occur with respect to a
                  Plan which is, in the reasonable judgment of Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                           (2) Any Plan termination (or commencement of
                  proceedings to terminate a Plan) or Borrower's full or partial withdrawal from a Plan.

         9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of Bank provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

                  (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(h):

                           (1) the Commitment to make Loans and all other
                  obligations of Bank and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further Loans; and

                           (2) Bank may declare all or any part of the unpaid
                  principal of the Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

Despite the foregoing, if, in Bank's opinion, a breach of any provision of this Agreement (other than any provision specifically referred to in Section 9.1 or Article 6), is capable of being remedied, and Borrower submits a written request for a cure period along with its plan to remedy the default, then the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date such breach first occurs; provided, however, that Bank will not be obligated to make further Loans to Borrower during that period.

                  (b) Upon the occurrence of any Event of Default described in
         Section 9.1(h):

                           (1) the Commitment to make Loans and all other
                  obligations of Bank and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that Bank may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to Bank, to make further Loans, which determination shall apply equally to, and shall be binding upon, Bank; and

                           (2) the unpaid principal of the Notes, all interest
                  accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                  (c) Upon the occurrence of any Event of Default, Bank without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity.

                  (d) The order and manner in which the Bank's rights and remedies are to be exercised shall be determined by Bank in its sole discretion, and all payments received by Bank shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of Bank, and thereafter to the Obligations in such order as Bank may determine. For the purpose of computing Borrower's Obligations hereunder, under the Notes, and the Standby Letters of Credit, payments shall be applied, first, to the costs and expenses of Bank, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), third, to the ratable payment of all unpaid principal amounts due under any Loan Documents (including, for the purposes hereof, principal due under the Notes, and reimbursement due for payments made under Standby Letters of Credit) and fourth, to the payment of all other amounts (including fees) then owing to Bank under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Bank hereunder or thereunder or at Law or in equity. The term "attorneys' fees" as used in this Agreement shall include the allocated costs of in-house counsel.

                  (e) Upon the occurrence of any event that would be an Event of Default under Section 9.1(h) with the passage of time, Bank may take such action as Bank deems necessary to protect the interests of Bank under the Loan Documents.



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
                                   ARTICLE 10.
                                  MISCELLANEOUS

         10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of Bank provided herein or in the Note or any other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of Bank and Bank may waive them in whole or in part, with or without terms or conditions, in respect of any Loan or Standby Letter of Credit, without prejudicing the Bank's rights to assert them in whole or in part in respect of any other Loan or Standby Letter of Credit.

         10.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by Bank (and, in the case of amendments, modifications or supplements of or to any Loan Document to which Borrower is a Party, the approval in writing of Borrower), and then only in the specific instance and for the specific purpose given.

         10.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of Bank in connection with the amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including, without limitation, costs and fees of Bank's in-house counsel), independent public accountants and other outside experts retained by Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify Bank from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to Bank under this Section
10.3 shall bear interest from the second Banking Day following the date of demand for payment at the rate provided for in Section 3.6.

         10.4 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making and repayment of the Loans hereunder and the execution and delivery of the Note, and have been or will be relied upon by Bank, notwithstanding any investigation made by Bank or on its behalf.

         10.5 Notices. Except as otherwise expressly provided in the Loan
Documents: (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by telex or cable to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 10.5; and (b) Any notice, request, demand, direction or other communication given by telegram, telecopier, telex or cable must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered.

         10.6 Execution of Loan Documents. Unless Bank otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         10.7 Binding Effect; Assignment. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that Borrower and/or its Affiliates may not assign their rights hereunder or there-under or any interest herein or therein without the prior written consent of Bank. Bank may, at any time and from time to time, sell, assign, pledge or transfer participations in its rights hereunder or any interest herein provided that any actual or potential participants, assignees, pledge holders or transferees shall agree to treat all financial information exchanged as confidential, and provided further that Borrower has given its prior consent with respect to any proposed participant, or assignee. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrower.

         10.8 Lien on Deposits and Property in Possession of any Bank. As security for the prompt payment and performance of all Obligations, Borrower hereby grants to Bank a Lien on and a security interest in all its right, title, and interest in and to any and all deposit accounts now or hereafter maintained with Bank and in and to any and all of its Property and the proceeds thereof now or hereafter in the possession of Bank. If an Event of Default has occurred and is continuing, Bank may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against any Obligation owed to it by Borrower hereunder and/or under any other Loan Document.

         10.9 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any person (other than Bank) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such person asserts or may assert against Borrower or any Affiliate of Borrower or any officer, director or shareholder of Borrower relating to the Commitments, the use or contemplated use of proceeds of any Loan or Standby Letter of Credit, or the relationship of Borrower and Bank under this Agreement; (b) Any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any action or inaction by Borrower or its Subsidiaries in connection with the Commitments or the use or contemplated use of proceeds of any Loan or Standby Letter of Credit; (c) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including attorneys' fees (including the allocated cost of in-house counsel) and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification of or any loss caused by its own gross negligence or willful misconduct. Promptly after receipt by Bank of notice of any third-party claim to which the indemnification obligations hereunder would apply, Bank shall give notice thereof to Borrower in writing, stating the information then available to Bank regarding the amount and nature of such claim, but the failure to do so promptly notify Borrower shall not affect Borrower's obligations under this paragraph 10.9 unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action. Borrower shall have the right to defend against all such claims, demands, actions or causes of action, at Borrower's cost and expense, with counsel selected by Borrower and reasonably satisfactory to Bank. The Borrower shall regularly keep Bank informed as to the status of, and any material developments relating to, any claim subject to this paragraph 10.9, and shall respond promptly in writing to any reasonable requests by Bank for information or other data concerning such claim. Any obligation or liability of Borrower to any Indemnitee under this Section 10.9 shall be and hereby is covered and secured by the Loan Documents and the Collateral, and shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to Bank.

         10.10 Environmental Indemnity And Other Matters.

                  (a) Borrower agrees that it shall indemnify, defend and hold Indemnitees, and each of them, harmless from and against any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine penalty, punitive damage or expense (including, without limitation, attorneys' fees and disbursements), resulting from, arising out of, or based upon (i) the presence, release, use, generation, discharge, storage or disposal of any hazardous or toxic wastes or materials on, under, in or about, or the transportation of any such wastes to or from, any Property of Borrower, or (ii) the violation, or alleged violation, of any statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, release, discharge, storage, disposal or transportation of hazardous or toxic wastes or materials on, under, in or about, to or from, any such Property. This indemnity shall include, without limitation, any damage, liability, fine, penalty, punitive damage, cost or expense (including without limitation all post-foreclosure clean-up and removal costs and expenses) arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease or death), tangible or intangible property damage, compensation for lost wages, business income, profits, or other economic loss, damage to the natural resources or the environment, nuisance, pollution, contamination, leak, spill, release or other adverse effect on the environment. The obligations of Borrower and the rights of Indemnitees under this Section are in addition to and not in substitution of the obligations of Borrower and rights of Indemnitees under the laws and regulations cited above and any other similar applicable laws. The obligations and indebtedness of Borrower, and the rights of Indemnitees, under this Section and the laws and regulations cited above, notwithstanding anything contained herein or in any other document or agreement which may be construed to the contrary, (i) shall not be secured by the Collateral Documents, and shall not be subject to California Code of Civil Procedure Sections 580a, 580d, 726 or any other anti-deficiency laws, and (ii) shall survive the foreclosure of any deed of trust, the repayment of the Loans, and the termination of the Notes and other Loan Documents. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated and all those in any way regulated by any of the above-cited laws or regulations, or any other present or future environmental or other similar laws or regulations. Whenever practicable, upon obtaining actual knowledge of any event that would entitle Bank to be indemnified under this Section, Bank shall endeavor to provide notice to Borrower of such fact and Bank shall cooperate with Borrower to endeavor to minimize the liabilities for which Bank is entitled to be indemnified.

                  (b) Upon demand by Bank, Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the real property owned by the Borrower or any of its Subsidiaries or which is brought or commenced against Bank, whether alone or together with Borrower or any other person, all at Borrower's own cost and by counsel to be approved by Bank in the exercise of its reasonable judgment. In the alternative, Bank may elect to conduct its own defense at the expense of Borrower.

                  (c) Bank and its agents and representatives will have the right at any reasonable time to enter and visit the properties of Borrower and its Subsidiaries and any other place where any property is located for the purposes of observing the real property owned by Borrower or any of its Subsidiaries, taking and removing soil or groundwater samples, and conducting tests on any part of the real property owned by Borrower or any of its Subsidiaries. Bank is under no duty, however, to visit or observe the real property owned by Borrower or any of its Subsidiaries or to conduct tests, and any such acts by Bank will be solely for the purposes of preserving Bank's rights under this Agreement and the other Loan Documents. No site visit, observation or testing by Bank will result in a waiver of any default of Borrower or impose any liability on Bank. In no event will any site visit, observation or testing by Bank be a representation that hazardous substances are or are not present in, on or under the real property owned by Borrower or any of its Subsidiaries, or that there has been or will be compliance with any law, regulation or ordinance pertaining to hazardous substances or any other applicable governmental law. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any hazardous substances or any other adverse condition affecting the real property owned by Borrower or any of its Subsidiaries. Bank will not be obligated to disclose to Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation or testing by Bank. In each instance, Bank will give Borrower reasonable notice before entering the real property owned by Borrower or any of its Subsidiaries or any other place Bank is permitted to enter under this paragraph. Bank will make reasonable efforts to avoid interfering with the use of the real property owned by Borrower or any of its Subsidiaries or any other property in exercising any rights provided in this paragraph.

                  (d) Borrower's obligations to Bank under this Section, except the obligation to give notices to Bank, shall survive termination of this Agreement and repayment of Borrower's obligations to Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by Bank of the collateral securing this Agreement.

         10.11 Nonliability of the Bank. Borrower acknowledges and agrees that:

                  (a) Any inspections of Collateral made by or through Bank are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same;

                  (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

                  (c) The relationship between Borrower and Bank is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower or its Affiliates; Bank shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; Bank undertakes or assumes no responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property, any Collateral held by Bank or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other Person is entitled to rely thereon; and

                  (d) Bank shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim.

         10.12 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and Bank in connection with the Loans, and is made for the sole protection of Borrower and Bank, and Bank's successors and assigns. Except as provided in Section 10.9, no other Person shall have any rights of any nature hereunder or by reason hereof.

         10.13 Confidentiality. Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) To legal counsel, accountants and other professional advisors to Borrower or Bank; (b) To regulatory officials having jurisdiction over that Bank; (c) As required by Law or legal process or in connection with any legal proceeding to which Bank is a party; (d) To another financial institution in connection with a disposition or proposed disposition of all or part of Bank's interests hereunder; and (e) To prospective purchasers of Collateral in connection with any disposition thereof; provided that nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Bank to Borrower or to create or give rise to any relationship of confidence or trust between Bank and Borrower.

         10.14 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Bank, do, execute and deliver such further acts and documents as any Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforce- ability of any Lien under any Loan Document.

         10.15 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.16 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California; provided that the local Laws of California shall not apply with respect to any foreclosure of real Property Collateral located outside California, and in no event shall California Code of Civil Procedure Sections 726 and/or 580a and/or 580b and/or 580d apply to any such foreclosure outside of California or to the right of Bank to obtain a deficiency judgment for all Obligations remaining due following such foreclosure.

         10.17 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         10.18 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         10.19 Time of the Essence. Time is of the essence of the Loan
Documents.

         10.20 Arbitration.

                  (a) This paragraph concerns the resolution of any controversies or claims between Borrower and Bank, including but not limited to those that arise from:

                           (i) This Agreement (including any renewals,
                  extensions or modifications of this Agreement);

                           (ii) Any document, agreement or procedure related to
                  or delivered in connection with this Agreement;

                           (iii) Any violation of this Agreement; or

                           (iv) Any claims for damages resulting from any
                  business conducted between Borrower and Bank, including claims for injury to persons, property or business interests (torts).

                  (b) At the request of Borrower or Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                  (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                  (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                  (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                  (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                  (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to Bank secured by real property located in California. In this case, both Borrower and Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                           (i) Borrower and Bank will designate a referee (or a
                  panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                           (ii) The designated referee (or the panel of
                  referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                           (iii) The referee (or the presiding referee of the
                  panel) will be an active attorney or a retired judge; and

                           (iv) The award that results from the decision of the
                  referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                  (h) This provision does not limit the right of Borrower or Bank to:

                           (i) exercise self-help remedies such as setoff;

                           (ii) foreclose against or sell any real or personal
                  property collateral; or

                           (iii) act in a court of law, before, during or after
                  the arbitration proceeding to obtain:

                                    (A) an interim remedy; and/or

                                    (B) additional or supplementary remedies.

                  (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of Borrower or Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both Borrower and Bank to seek resolution through arbitration.

                  (j) If Bank forecloses against any real property securing this Agreement, Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

         10.21 Personal Liability of Responsible Officials. In the absence of actual fraud, no Certificate of a Responsible Official delivered to the Bank hereunder shall create personal liability to the Bank on the part of such Responsible Official for payment or performance of any of the Obligations or otherwise under the Loan Documents.

         10.22 Prior Agreement Superseded. This Agreement supersedes the Third Amended and Restated Loan Agreement, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

         10.23 Teledyne Indemnity. To the extent permitted by the Teledyne Acquisition Agreement, Borrower and Jay-El Products, Inc. each hereby assign to Bank the indemnity provisions (and all rights and benefits attendant thereto) granted to either of them under the Teledyne Acquisition Agreement; provided, however, that Borrower and Jay-El Products, Inc. shall be entitled to enforce all of such rights and to collect any proceeds in connection therewith so long as no Default has occurred and is continuing under this Agreement. Borrower agrees to use its best efforts, and to cause Jay-El Products,

Inc. to use its best efforts, to permit an assignment of such indemnity provisions to Bank.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BANK OF AMERICA NATIONAL                 DUCOMMUN INCORPORATED
TRUST AND SAVINGS ASSOCIATION


By   /s/ J. Thomas Fagan                 By  /s/ Joseph C. Berenato
   ---------------------------------        ------------------------------------
      J. Thomas Fagan                          Joseph C. Berenato
      Vice President                           President, Chief
                                               Operating Officer and
                                               Chief Financial Officer

                                         By  /s/ James S. Heiser
                                            ------------------------------------
                                               James S. Heiser
                                               Vice President,
                                               Treasurer and Secretary

Address where notices to                 Address where notices to
the Bank are to be sent:                 the Borrower are to be sent:

South Bay Commercial Banking
Office, #1418
150 Long Beach Blvd.                     23301 S. Wilmington Avenue
Third Floor                              Carson, CA  90745
Long Beach, CA  90802                    Attention:  James S. Heiser
Attention:  J. Thomas Fagan              Telecopy No.:  (310) 518-0176
Telecopy No.: (310) 624-4360
IBOR Lending Office:

/s/                                      /s/ JSH
- -----------------------------            -------------------------------
>INITIAL HERE>                          >INITIAL HERE>

> > Acknowledgment of Prepayment Fees. Borrower acknowledges that prepayment of any portion of any Loan bearing interest at an IBOR Rate may result in Bank incurring additional costs, expenses and/or liabilities. Borrower therefore agrees to pay the prepayment fee described in Section 3.5 of this Agreement if the portion is prepaid, whether voluntarily or by reason of acceleration, including acceleration upon any sale of the Collateral. Borrower agrees that the fee represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. Borrower further acknowledges that Bank's willingness to offer an IBOR Rate to Borrower is sufficient and independent consideration for this agreement to pay the fee.

                       CONSENT OF SIGNIFICANT SUBSIDIARIES

         In order to induce Bank to enter into the foregoing Loan Agreement, each of the undersigned acknowledge that they have read the Loan Agreement and hereby consent to it, and, with respect to Jay-El Products, Inc., joins in the assignment granted pursuant to Section 10.23 of the Loan Agreement.

                            Dated as of May 16, 1996.

AHF-DUCOMMUN INCORPORATED                    BRICE MANUFACTURING COMPANY,
                                             INC.

By: /s/ Robert P. Harmen                     By: /s/ Joseph C. Berenato
    ------------------------------               ------------------------------
    Its: President                              Its: Vice President
         -------------------------                   --------------------------

By: /s/                                      By: /s/
    ------------------------------               ------------------------------
    Its: Assistant Secretary                     Its: Secretary
         -------------------------                    -------------------------

AEROCHEM, INC.                                   3DBM, INC.

By: /s/                                          By: /s/ Joseph C. Berenato
    ------------------------------                   ---------------------------
    Its: Controller                                  Its: Vice President
         -------------------------                        ----------------------
By: /s/                                          By: /s/
    ------------------------------                   ---------------------------
    Its: President                                   Its: Secretary
         -------------------------                        ----------------------



JAY-EL PRODUCTS, INC.

By:  /s/
    ------------------------------
    Its: President
         -------------------------
By:  /s/ M. L. Strirff
    ------------------------------
    Its: Controller
         -------------------------


                                      -85-